UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )
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General Mills, Inc.

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NOTICE OF

2008 ANNUAL MEETING

OF STOCKHOLDERS

AND PROXY STATEMENT

Meeting Date:

Monday, September 22, 2008
at 11:00 a.m. (Central Daylight Time)

Meeting Place:

Children’s Theatre Company
2400 Third Avenue South
Minneapolis, Minnesota

August 11, 2008

Dear Stockholder:

It is my pleasure to invite you to the General Mills 2008 Annual Meeting of Stockholders. We will hold the meeting in the auditorium of the Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota, on Monday, September 22, 2008, at 11:00 a.m. Central Daylight Time. During the meeting, we will discuss each item of business described in this Notice of Annual Meeting of Stockholders and Proxy Statement, and give a current report on our business operations. There also will be time for questions. We expect the meeting to adjourn at about 12:15 p.m.

We hope you will be able to attend the meeting. If you need special assistance at the meeting because of a disability, please contact the Corporate Secretary at the address above. Whether or not you expect to attend, please vote your proxy so your shares will be represented at the meeting. You may vote by telephone if you reside in the United States or Canada, via the Internet (see the instructions on the proxy card) or by signing and mailing the proxy card in the enclosed envelope.

Sincerely,

NOTICE OF
2008 ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 22, 2008

August 11, 2008

Dear Stockholder:

The Annual Meeting of Stockholders of General Mills, Inc. will be held on Monday, September 22, 2008, at 11:00 a.m., Central Daylight Time, in the auditorium of the Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota. The purpose of the meeting is to:

1.	Elect as directors the 13 nominees named in the attached proxy statement;

2.	Ratify the appointment of KPMG LLP as General Mills’ independent registered public accounting firm for our fiscal year ending May 31, 2009; and

3.	Transact such other business as may properly come before the meeting.

The record date for the Annual Meeting is July 24, 2008. If you held General Mills stock at the close of business on that date, you are entitled to vote at the Annual Meeting.

At the meeting, we also will report on our fiscal 2008 business results and other matters of interest to stockholders.

Sincerely,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 22, 2008

Our Notice of 2008 Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders are available on the General Mills website at www.generalmills.com in the “Investors” section.

i

GENERAL MILLS, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MONDAY, SEPTEMBER 22, 2008

The board of directors of General Mills, Inc. (“General Mills,” “we,” “our,” “us” or the “company”) is soliciting proxies for use at the Annual Meeting of Stockholders to be held on September 22, 2008. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. We first mailed the proxy statement and proxy card to stockholders on or about August 11, 2008.

CORPORATE GOVERNANCE

General Mills has a long-standing commitment to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue the strategic objectives of General Mills and ensure the company’s long-term vitality for the benefit of stockholders. Our corporate governance principles and practices have evolved over many years. The corporate governance committee reviews them annually, and changes are recommended to the board for approval as appropriate. The unchanging, fundamental premise of these principles, however, is the independent nature of the board and its overarching responsibility to our stockholders. Our governance principles are published on our website at www.generalmills.com in the “Investors” section and are available in print to any stockholder who requests a copy from our Corporate Secretary.

Board Independence and Composition

•	Stockholders elect all directors annually.

•	The board believes that meaningful stockholder participation is critical to the election of directors. Generally, our directors are elected by a majority of votes cast. If an incumbent director is not re-elected, the director must promptly offer his or her resignation to the board. The corporate governance committee will recommend to the board whether to accept or reject the resignation, and the board will disclose its decision and the rationale behind it within 90 days from the certification of the election results. When there are more director nominees than the number of directors to be elected, the directors will be elected by a plurality of the votes cast.

•	Overall board composition guidelines require expertise in fields relevant to the business of the company; a breadth of experience from a variety of industries and from professional disciplines such as finance, academia, law and government; a diversity of gender, ethnicity, age and geographic location; and a range of tenures on the board to ensure both continuity and fresh perspective. Final approval of director nominees is determined by the full board, based on the recommendation of the corporate governance committee.

•	Well-defined selection criteria for individual directors require independence, integrity, experience and sound judgment in areas relevant to our businesses, a proven record of accomplishment, willingness to speak one’s mind and commit sufficient time to the board, appreciation for the long-term interests of stockholders, the ability to challenge and stimulate management and the ability to work well with fellow directors. The corporate governance committee uses a variety of sources, including executive search firms and stockholder recommendations, to identify director candidates. The corporate governance committee retains any search firms and approves payment of their fees.

•	Board members are expected to devote sufficient time and attention to carrying out their director duties and responsibilities and ensure that their other responsibilities, including service on other boards, do not materially interfere with their responsibilities as directors of the company.

•	The board believes that a substantial majority of its members should be independent, non-employee directors. The board has adopted criteria for independence based on those established by the New York Stock Exchange.

•	All board committees are composed entirely of independent, non-employee directors. Committee and committee chair assignments are reviewed annually by the corporate governance committee, which recommends committee rosters to the full board. Assignments are rotated to ensure that each committee has an appropriate mix of tenure and experience.

•	The board has established the following guidelines consistent with the current listing standards of the New York Stock Exchange for determining director independence:

•	A director will not be considered independent if, within the preceding three years:

—	the director was an employee of General Mills, or an immediate family member of the director was an executive officer of General Mills;

—	the director or an immediate family member of the director has received during any 12-month period more than $100,000 in direct compensation from us (other than director fees and pension or other deferred compensation for prior service to us);

—	an executive officer of General Mills was on the compensation committee of a company which, at the same time, employed the director or an immediate family member of the director as an executive officer; or

—	the director was an executive officer or employee of, or an immediate family member of the director was an executive officer of, another company that does business with us and the annual revenue derived from that business by either company accounts for at least (i) $1,000,000 or (ii) 2 percent, whichever is greater, of the annual gross revenues of such company.

•	A director will not be considered independent if:

—	the director or an immediate family member of the director is a current partner of our independent registered public accounting firm;

—	the director is a current employee of our independent registered public accounting firm;

—	an immediate family member of the director is a current employee of our independent registered public accounting firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

—	the director or an immediate family member of the director was, within the preceding three years, a partner or employee of our independent registered public accounting firm and personally worked on our audit within that time.

•	The following commercial or charitable relationships are immaterial and will not, by themselves, impair a director’s independence:

—	a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 2 percent of the total consolidated assets of the company for which he or she serves as an executive officer;

—	a director serves as an officer, director or trustee of a charitable organization and our charitable contributions to such organization are less than the greater of (i) $100,000 or (ii) 2 percent of the organization’s total annual charitable receipts; and

—	a director is an executive officer of another company that does business with us and the annual revenue derived from that business by either company accounts for less than

(i) $1,000,000 or (ii) 2 percent, whichever is greater, of the annual revenues of such company.

•	For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. We will explain in our proxy statement the basis for any determination by the board that a relationship is not material if the relationship does not satisfy one of the specific criteria for immaterial relationships identified above.

•	Audit committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to us).

•	Director affiliations and transactions are regularly reviewed to ensure there are no conflicts or relationships that might impair a director’s independence from the company, senior management and our independent registered public accounting firm.

•	The board has reviewed transactions between the company and each of our non-employee directors, their immediate family members and affiliated entities within the last three fiscal years, including transactions by which the company has obtained electronics and technical support services from Best Buy, where Mr. Anderson serves as Chief Executive Officer; educational services from universities where Dean Danos, Mr. Gilmartin and Mr. Spence serve on the faculties; investment banking services from J.P. Morgan Chase and Piper Jaffray, where Ms. Miller and Ms. Quam serve as executive officers, respectively; office supplies from Office Depot, where Mr. Odland serves as Chief Executive Officer; and the transaction involving Ms. Ochoa-Brillembourg described under Certain Relationships and Related Transactions. The board determined that each of these transactions was conducted in the ordinary course of our business and did not create a material relationship between the company and any of the directors involved, according to our independence guidelines.

•	Based on this review, the board has affirmatively determined that the following non-employee directors are independent under our guidelines and as defined by New York Stock Exchange listing standards: Bradbury H. Anderson, Paul Danos, William T. Esrey, Raymond V. Gilmartin, Judith Richards Hope, Heidi G. Miller, Hilda Ochoa-Brillembourg, Steve Odland, Lois E. Quam, Michael D. Rose, Robert L. Ryan, A. Michael Spence and Dorothy A. Terrell. The board has also determined that all board committees are composed entirely of independent, non-employee directors.

•	The corporate governance committee has also reviewed and approved these transactions as described below.

Certain Relationships and Related Transactions

•	Our board of directors has adopted a written policy for reviewing and approving transactions between the company and its related persons, including directors, director nominees, executive officers, 5 percent stockholders and their immediate family members or affiliates. The policy applies to:

—	all financial transactions, arrangements or relationships involving over $100,000;

—	in which the company, or one of its affiliates, is a participant; and

—	in which a related person could have a direct or indirect interest.

•	The policy does not apply to certain compensation payments which have been approved by the compensation committee or disclosed in the proxy statement; transactions that are available to all other stockholders or employees on the same terms; or transactions with an entity where the related person’s interest is only as a director or a less than 10 percent owner.

•	The board has delegated to our corporate governance committee the authority to review potential or existing transactions. The corporate governance committee will only approve or ratify those transactions that are determined to be consistent with the best interests of the company and its stockholders, and that comply with applicable policies, codes of conduct and legal restrictions.

•	The corporate governance committee reviewed and ratified commercial and charitable transactions including the following in fiscal 2008: Hilda Ochoa-Brillembourg, a General Mills director, is a director and minority owner of Emerging Markets Investment Corporation (“EMI”), and as a result, has an indirect interest in its affiliate, Emerging Market Managers LLC (“EMM”). Approximately $142.8 million of General Mills retirement plan assets are invested in the Emerging Markets Investors Fund, and EMM received management fees of approximately $1.38 million attributable to these investments during fiscal year 2008. Based on her ownership interest, Ms. Ochoa-Brillembourg had a financial interest of approximately $151,800 in the management fees. In determining that these relationships are consistent with the best interests of the company and its stockholders, and do not impair her independence, the committee considered the following factors:

—	Ms. Ochoa-Brillembourg is not an employee or officer of EMI or EMM and is not otherwise involved in the day-to-day operation of either firm.

—	Our relationship with EMI and EMM pre-dates Ms. Ochoa-Brillembourg’s election to our board of directors.

—	She was not involved in establishing the relationship.

—	She has never had any direct involvement in providing services to our benefit plans.

—	The compensation paid to EMM was determined through arms-length negotiations and is customary in amount.

—	The board has determined that her financial interest in the transaction would not impact her willingness or ability to act independently from management.

Director Retirement Policy

•	Non-employee directors may not stand for re-election after reaching age 70.

•	Non-employee directors are expected to offer their resignation whenever there is a material change in their principal employment or primary occupation. The corporate governance committee reviews the offer of resignation and recommends to the board whether to accept it.

•	Company officers who are directors are expected to resign from the board when there has been a reduction in their employment level, position or responsibilities, or if they cease to be employed by us.

Board Performance and Operations

•	Board meetings and background materials sent to directors in advance of meetings focus on our key strategic, leadership and performance issues.

—	Each year, the board reviews and discusses our annual and longer-term strategic business plans and management development and succession plans, including an assessment of senior executives and their potential as successor to the Chief Executive Officer. The board has adopted procedures to elect a successor to the Chief Executive Officer in the event of the Chief Executive Officer’s sudden departure.

—	Focused discussions of individual businesses and key issues are held throughout the year, and extended off-site sessions are held periodically for in-depth reviews of key strategic matters. The board also regularly reviews our performance compared to our competitive peer companies.

—	The board and its committees may engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues. Directors also have full access to officers and employees.

—	Committee responsibilities are detailed in their charters, and reports of committee meetings are given to the full board, which acts on their recommendations, as appropriate.

•	Agendas for upcoming board and committee meetings are periodically reviewed and updated for planning purposes. The agendas and topics for board and committee meetings are developed through discussions between management and board members, and management distributes materials pertinent to the issues to be considered in advance of each meeting.

•	Non-employee directors have the opportunity to meet in executive session without management directors present at each board meeting. The chair of the corporate governance committee acts as presiding director at executive sessions.

•	The corporate governance committee has responsibility for board governance policies, organization and procedures. The corporate governance committee actively monitors and discusses evolving corporate governance trends. It reviews our corporate governance practices in light of those trends and implements practices that it determines are in the best interests of the company and consistent with our long-standing commitment to good corporate governance practices.

•	A formal evaluation covering board operations and performance, with a written evaluation from each board member, is conducted annually to enhance board effectiveness. Recommended changes are considered by the full board. In addition, each board committee conducts an annual self-evaluation.

•	New directors participate in an orientation program that includes discussions with senior management, background materials on our strategic plan, organization and financial statements and visits to our facilities. We encourage each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a board member, and we reimburse directors for the cost of attending these programs.

•	The board expects all directors, officers and employees to act with the highest standards of integrity and to adhere to our policies and applicable code of conduct. Directors also are required to follow our Director Code of Conduct. The corporate governance committee of the board annually reviews and oversees compliance with the Director Code of Conduct, which is available on our website at www.generalmills.com in the “Investors” section and in print to any stockholder who requests a copy from our Corporate Secretary.

•	The board regularly reviews a report of recent executive officer transactions in General Mills securities.

Board Committees and Their Functions

Audit Committee

Members:	Five independent, non-employee directors:
Judith Richards Hope (Chair), Paul Danos, William T. Esrey, Robert L. Ryan, Dorothy A. Terrell
Each member also meets the independence standards for audit committee membership under the rules of the Securities and Exchange Commission (“SEC”).
Number of meetings in fiscal 2008: Seven

Functions:	• Oversees integrity, adequacy and effectiveness of internal controls, audits, financial reporting processes and the compliance program, including the Employee Code of Conduct;

•  Assesses and ensures the independence, qualifications and performance of our independent registered public accounting firm, selects the independent registered public accounting firm for the annual audit and approves the independent registered public accounting firm’s services and fees;

• Meets with the independent registered public accounting firm, without management present, to consult with it and review the scope of its audit;
• Reviews our annual risk assessment process and policy compliance;
• Reviews and approves our annual audited financial statements before issuance, subject to the board of directors’ approval; and
• Reviews the performance of the internal audit function.
Charter:	A copy of the audit committee charter may be found on our website at www.generalmills.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.
Financial Experts:	The board of directors has unanimously determined that (i) all audit committee members are financially literate under the New York Stock Exchange listing standards and (ii) Dean Danos, Mr. Esrey and Mr. Ryan qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise as required by the New York Stock Exchange listing standards.

Compensation Committee

Members:	Six independent, non-employee directors: Michael D. Rose (Chair), Bradbury H. Anderson*, Raymond V. Gilmartin, Heidi G. Miller, Lois E. Quam*, A. Michael Spence**
* Appointed to committee after fiscal 2008 year end
** Not standing for re-election at the Annual Meeting
Number of meetings in fiscal 2008: Four

Functions:	• Reviews compensation policies for executive officers and employees to ensure they provide appropriate motivation for corporate performance and increased stockholder value;
• Conducts performance reviews of the Chief Executive Officer;
• Approves the compensation and equity awards for the Chief Executive Officer and other senior executives;
• Recommends the compensation and equity awards for the non-employee directors; and
• Reviews and discusses with management the Compensation Discussion and Analysis and recommends its inclusion in the proxy statement.
Charter:	A copy of the compensation committee charter may be found on our website at www.generalmills.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.

Corporate Governance Committee

Members:	Five independent, non-employee directors: Raymond V. Gilmartin (Chair), Bradbury H. Anderson*, Steve Odland, Michael D. Rose, A. Michael Spence**
* Appointed to committee after fiscal 2008 year end
** Not standing for re-election at the Annual Meeting
Number of meetings in fiscal 2008: Four

Functions:	• Recommends candidates for election to the board;
• Develops policy on composition, participation and size of the board as well as tenure and retirement of directors;
• Monitors and recommends changes in the organization and procedures of the board, including committee appointments and corporate governance policies;
• Oversees the board self-evaluation process; and
• Reviews and approves transactions between General Mills and related persons.
Charter:	A copy of the corporate governance committee charter may be found on our website at www.generalmills.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.

Finance Committee

Members:	Five independent, non-employee directors: William T. Esrey (Chair), Heidi G. Miller, Hilda Ochoa-Brillembourg, Steve Odland, Robert L. Ryan
Number of meetings in fiscal 2008: Four

Functions:	• Reviews financial policies and performance objectives, including dividend policy;
• Reviews changes in our capital structure, including debt issuances, common stock sales, repurchases and stock splits; and
• Reviews the annual business plan and related financing implications.
Charter:	A copy of the finance committee charter may be found on our website at www.generalmills.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.

Public Responsibility Committee

Members:	Five independent, non-employee directors: Dorothy A. Terrell (Chair), Paul Danos, Judith Richards Hope, Hilda Ochoa-Brillembourg, Lois E. Quam*
* Appointed to committee after fiscal 2008 year end
Number of meetings in fiscal 2008: Two

Functions:	• Reviews public policy and social trends affecting General Mills;
• Monitors our corporate citizenship activities;
• Evaluates our policies to ensure they meet ethical obligations to employees, consumers and society; and
• Reviews our policies governing political contributions and our record of contributions.
Charter:	A copy of the public responsibility committee charter may be found on our website at www.generalmills.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.

Executive Committee

The board has discretion to appoint an executive committee to take actions on behalf of the full board, except where prohibited by Delaware law, and to meet between regular board meetings when necessary for the company’s efficient operation. The board has not appointed an executive committee for fiscal 2009.

Directors are expected to attend all board and committee meetings, as well as the annual meetings of stockholders, absent exigent circumstances. Eleven of our 13 directors in office at the time attended the 2007 Annual Meeting of Stockholders. During fiscal 2008, the board of directors met seven times and various committees of the board met a total of 21 times. All directors attended at least 75 percent of the aggregate total meetings of the board and board committees on which the directors served during fiscal 2008, except for Mr. Anderson and Dr. Spence. Mr. Anderson was appointed to the board in December 2007, and the board held two regularly scheduled meetings and one special meeting during the remainder of fiscal 2008. Mr. Anderson attended both regularly scheduled meetings, but was unable to participate in the special meeting due to a scheduling conflict and the short notice for the special meeting. Due to other commitments, Dr. Spence will not stand for re-election to the board.

Determining Executive Compensation

At the beginning of each fiscal year, the compensation committee reviews and approves compensation for executive officers, including any merit increases to base salary, annual incentive awards for the prior fiscal year’s performance, long-term incentive equity awards and performance targets for the next fiscal year. The compensation committee members base these determinations on their review of competitive market data from our compensation and performance peer groups and the recommendations of the Chief Executive Officer and our human resources department. For more information on our compensation and performance peer groups, see the Compensation Discussion and Analysis. Watson Wyatt & Company, the compensation committee’s outside compensation consultant (“Watson Wyatt”), has conducted a detailed review of our compensation and performance peer groups and internal equity comparisons to support the compensation committee’s review process, including benchmarking on pay philosophies, compensation elements separately and in total, and incentive mix.

The compensation committee conducts a performance assessment for the Chief Executive Officer that includes input from all non-employee directors. Chief Executive Officer performance is subsequently reviewed and compensation approved in a separate meeting between the compensation committee and Watson Wyatt without management present. In an executive session, the chair of the compensation committee leads non-employee directors through a review of the Chief Executive Officer’s annual accomplishments, compensation and performance objectives for the next fiscal year. Following the executive session, the chair of the compensation committee communicates the results of the evaluation to the Chief Executive Officer.

The compensation committee periodically considers issues of compensation philosophy and design in consultation with Watson Wyatt. In fiscal 2008, Watson Wyatt advised the compensation committee during its review of:

•	Compensation packages for promoted and hired senior executives;

•	Compensation for non-employee directors; and

•	Management compensation competitiveness.

A representative of Watson Wyatt attends compensation committee meetings from time to time to serve as a resource for the compensation committee on executive compensation matters. In order to encourage independent review and discussion of executive compensation matters, the compensation committee and the committee chair may request meetings with Watson Wyatt in executive session without management present.

The compensation committee has sole authority to retain or replace Watson Wyatt in its role as consultant on executive compensation matters. While Watson Wyatt does no other executive compensation consulting for the company beyond that directed by the compensation committee, the firm performs benefit consulting work domestically and internationally. In order to maintain consultant independence, the compensation committee adopted a formal policy in fiscal 2008 requiring compensation committee pre-approval of consulting work performed by Watson Wyatt on behalf of management.

The board of directors encourages the development of practices that support board and management accountability and clear, meaningful communication with our stockholders. The board is also committed to responsible compensation practices that ensure pay is closely linked to company performance and that serve the best interests of our stockholders.

Director Nominations

The corporate governance committee is responsible for recommending candidates for election to our board of directors. The corporate governance committee considers the board’s overall composition when it selects candidates. As a group, the board should reflect the diverse interests of our stockholders, and should bring expertise in fields relevant to our businesses and a breadth of experience from a variety of industries and professional disciplines, as well as diversity of gender, ethnicity, age and geographic location.

The corporate governance committee expects a high level of commitment from board members and evaluates each candidate’s leadership and industry experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to board and committee meetings in light of other board service.

The corporate governance committee reviews whether a potential candidate meets board and/or committee membership requirements imposed by law, regulation or stock exchange rules, determines whether a potential candidate is independent according to standards for evaluating director independence and evaluates the potential for any conflict of interest between the director and General Mills.

Director nominees recommended by the corporate governance committee are subject to full board approval and election by stockholders at an annual meeting of stockholders. From time to time, the corporate governance committee retains a recruitment firm to assist in identifying, evaluating and recruiting director candidates, based on specified criteria, and pays the firm a fee for these services. Suggestions also are received from board members and stockholders.

Of the thirteen directors recommended for election at the 2008 Annual Meeting, all nominees were elected as directors at our 2007 Annual Meeting except for Bradbury H. Anderson and Lois E. Quam, who were appointed to the board after they were identified as candidates by management and by our director recruitment firm, respectively. The corporate governance committee reviewed their qualifications and recommended their election to the board.

Stockholders who wish to suggest a candidate for our board of directors may submit a written nomination to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440, along with the stockholder’s name, address and the number of General Mills shares beneficially owned; the name of the individual being nominated and number of General Mills shares beneficially owned by the candidate; the candidate’s biographical information describing experience and qualifications; a description of all agreements, arrangements or understandings between the stockholder and individual being nominated; and the candidate’s consent to serve as a director, if elected. The corporate governance committee may request that the stockholder provide certain additional information required to be disclosed in our proxy statement. For a candidate to be considered for the slate recommended in our proxy statement for the 2009 Annual Meeting, stockholders should submit the required information to the Corporate Secretary by April 15, 2009.

The corporate governance committee will consider and evaluate stockholder-recommended candidates by applying the same criteria used to evaluate director-recommended candidates. If the corporate governance committee decides the candidate is suitable for board membership, the corporate governance committee will make a recommendation to the board of directors for its approval to include the candidate in the slate of directors nominated for election by stockholders in the proxy statement. During fiscal 2008, we received no director nominations from our stockholders.

Under our By-laws, stockholders may also nominate a candidate for election at an annual meeting of stockholders. Our annual meeting is typically held on the fourth Monday in September. Stockholders who intend to present a nomination at our 2009 Annual Meeting are required to notify the Corporate Secretary in writing and provide the information described above no earlier than May 25, 2009 and no later than June 24, 2009. Director nominees submitted through this process will be eligible for election at the annual meeting but will not be included in proxy materials sent to stockholders prior to the meeting.

Communications with the Board

Interested parties may directly contact any of our directors, any committee of the board, the board’s non-employee directors as a group or the board generally, by writing to them at General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440 or via e-mail at boardofdirectors@genmills.com. The board of directors has instructed the Corporate Secretary to distribute communications to a director or directors, after ascertaining whether the communications are appropriate to duties and responsibilities of the board. The board has requested that the Corporate Secretary not forward the following types of communications: general surveys and mailings to solicit business or advertise products; job applications or resumes; product inquiries or complaints; new product suggestions or any material that is threatening, illegal or does not relate to the responsibilities of the board.

Codes of Conduct and Reporting of Ethical Concerns to the Audit Committee of the Board

We have adopted a Code of Conduct applicable to all employees, including our principal executive officer, principal financial officer and principal accounting officer, and a Code of Conduct applicable to our directors. Copies of the Codes of Conduct are available on our website at www.generalmills.com and in print to any stockholder who requests a copy from our Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

The audit committee of the board of directors has established procedures for employees, stockholders, vendors and others to communicate concerns about our ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the audit committee, which has responsibility for these matters. Matters may be reported as follows:

•	If you are an employee of General Mills, contact your manager or human resources representative;

•	Call the Ethics Advice Line at 800-210-2878* — on an identified or anonymous basis; or

•	File a report online at https://secure.ethicspoint.com/domain/en/report_custom.asp?clientid=14580.

* Callers outside the United States, Canada and Puerto Rico should refer to our Employee Code of Conduct at www.generalmills.com for dialing instructions.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The thirteen director nominees presented below are recommended for election to the board of directors. Directors are elected for a one-year term and serve until the next annual meeting where their successors are elected, or, if earlier, until their retirement, resignation or removal. If unforeseen circumstances (such as death or disability) make it necessary for the board of directors to substitute another person for any of the nominees, the proxies will vote your shares for that other person unless you instruct us otherwise on your proxy card.

Two directors elected at our 2007 Annual Meeting will not be standing for re-election. Our former Chairman and Chief Executive Officer, Stephen W. Sanger, retired from General Mills and the board of directors at the end of fiscal 2008, following a distinguished 34-year career with General Mills. After 16 years of distinguished service, A. Michael Spence will not stand for re-election at the 2008 Annual Meeting.

Bradbury H. Anderson	Director since December 2007
Bradbury H. Anderson, age 59, has served as Vice Chairman of the Board and Chief Executive Officer of Best Buy Co., Inc., an electronics retailer, since 2002. Mr. Anderson joined Best Buy in 1973. He served as Executive Vice President from 1986 to 1991 and as President and Chief Operating Officer from 1991 to 2002.

Paul Danos	Director since 2004
Paul Danos, age 66, has been Dean and Laurence F. Whittemore Professor of Business Administration at Tuck School of Business at Dartmouth College since 1995. Dean Danos held academic positions at the University of Michigan from 1974 to 1995, the University of Texas from 1971 to 1974 and the University of New Orleans from 1970 to 1971. He is a director of B.J.’s Wholesale Club, Inc.

William T. Esrey	Director since 1989
William T. Esrey, age 68, is Chairman Emeritus of Sprint Corporation, a telecommunications company. Mr. Esrey served as Chairman of the Board for Sprint from 1990 to May 2003 and Chief Executive Officer from 1985 to March 2003. He is a director of Spectra Energy Corp.

Raymond V. Gilmartin	Director since 1997
Raymond V. Gilmartin, age 67, has been a Professor of Management Practice at the Harvard Business School since July 2006. He is the former Chairman, President and Chief Executive Officer of Merck & Company, Inc., a pharmaceutical company, and served in that capacity from November 1994 to May 2005. He served as Special Advisor to the Executive Committee of the Board of Merck from May 2005 until April 2006. He previously served as Chairman, President and Chief Executive Officer of Becton Dickinson and Company. Mr. Gilmartin is a director of Microsoft Corporation.

Judith Richards Hope	Director since 1989
Judith Richards Hope, age 67, has been Distinguished Visitor from Practice and Professor of Law since March 2005 and was an Adjunct Professor from January 2002 to June 2004 at Georgetown University Law Center. Ms. Hope was a partner at the law firm of Paul, Hastings, Janofsky & Walker from 1981 until December 2003 and a Senior Advisor to the Paul, Hastings firm from January 2004 to January 2005. Ms. Hope is a director of Union Pacific Corporation, Altius Holdings, Ltd. and Russell Reynolds Associates.

Heidi G. Miller	Director since 1999
Heidi G. Miller, age 55, has served as Executive Vice President, ceo, Treasury & Security Services, of J.P. Morgan Chase & Co., a financial services firm, since the merger of Bank One Corporation and J.P. Morgan Chase & Co. on July 1, 2004. From March 2002 to July 1, 2004, Ms. Miller served as Executive Vice President and Chief Financial Officer of Bank One Corporation. Ms. Miller served as a director of Bank One from October 2000 to March 2002 until she was elected an executive officer. From January 2001 to April 2002, Ms. Miller was Vice Chairman of Marsh, Inc., a risk and insurance services firm. From March 2000 to November 2000, she was Senior Vice President and Chief Financial Officer of priceline.com Incorporated. Prior to March 2000, Ms. Miller was Executive Vice President and Chief Financial Officer of Citigroup Inc., which was formed through the merger of Citibank and Travelers Group. She joined Travelers Group in 1992 as Vice President of Planning and Analysis and Assistant to the President and was promoted to Executive Vice President and Chief Financial Officer in 1995.

Hilda Ochoa-Brillembourg	Director since 2002
Hilda Ochoa-Brillembourg, age 64, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group and Director of Emerging Markets Investment Corporation, both investment advisory firms. From 1976 to 1987, she served in various capacities within the Pension Investment Division of the World Bank, including from 1981 to 1987, as its Chief Investment Officer. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, a lecturer at the Universidad Catolica Andres Bello in Venezuela and as treasurer of the C.A. Luz Electricia de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a director of the World Bank/International Monetary Fund Credit Union, McGraw-Hill Companies and the Harvard Management Company, Inc.

Steve Odland	Director since 2004
Steve Odland, age 49, has been Chairman and Chief Executive Officer of Office Depot, Inc., an office merchandise retailer, since March 2005. From January 2001 to March 2005, he was Chairman and Chief Executive Officer of AutoZone, Inc., an auto parts retailer. Mr. Odland was an executive with Ahold USA from 1998 to 2000 and was President of the Foodservice Division of Sara Lee Bakery from 1997 to 1998. He was employed by The Quaker Oats Company from 1981 to 1996 in various positions.

Kendall J. Powell	Director since 2006
Kendall J. Powell, age 54, was elected Chief Executive Officer of General Mills in September 2007 and Chairman in May 2008. Mr. Powell joined General Mills in 1979 and progressed through a variety of positions in the company before becoming a Vice President in 1990. He became President of Yoplait USA in 1996, President of the Big G cereal division in 1997 and a Senior Vice President in 1998. From 1999 to 2004, he served as Chief Executive Officer of Cereal Partners Worldwide in Switzerland. He returned in 2004 and was elected an Executive Vice President. In 2006, Mr. Powell was elected President and Chief Operating Officer of General Mills with overall global operating responsibility for the company. He is a director of Medtronic, Inc.

Lois E. Quam	Director since December 2007
Lois E. Quam, age 47, has been Managing Director of Alternative Investments at Piper Jaffray, an investment bank and international securities firm, since August 2007. Prior to that, Ms. Quam had served in various capacities at UnitedHealth Group since 1989, including as Executive Vice President, President of the Public and Senior Markets Group, from December 2006 to August 2007 and as Chief Executive Officer of the Ovations division from 2002 to December 2006.

Michael D. Rose	Director since 2004
Michael D. Rose, age 66, has been Chairman of the Board of First Horizon National Corporation, a banking and financial services company, and its subsidiary, First Tennessee Bank National Association, since January 2007. He served as Chairman of the Board of Gaylord Entertainment Company from April 2001 to May 2005. Since 1998, Mr. Rose has been a private investor and Chairman of Midaro Investments, Inc., a privately held investment firm. Mr. Rose became Chairman of the Board of both the Promus Hotel Corporation and Harrah’s Entertainment Inc., beginning in 1995, when the two companies split into two publicly traded companies. He retired from the boards of Harrah’s in 1996 and Promus Hotel Corporation in 1997. Mr. Rose served as Chairman from 1990 to 1995, and Chief Executive Officer from 1990 to 1994, of The Promus Companies, Incorporated. Mr. Rose is also a director of Darden Restaurants, Inc. and Gaylord Entertainment Company.

Robert L. Ryan	Director since 2005
Robert L. Ryan, age 65, served as Senior Vice President and Chief Financial Officer of Medtronic, Inc., a medical technology company, from April 1993 until his retirement in April 2005. Mr. Ryan was Vice President, Finance, and Chief Financial Officer of Union Texas Petroleum Corp. from 1984 to 1993, Controller from 1983 to 1984 and Treasurer from 1982 to 1983. Prior to 1982, Mr. Ryan was Vice President at Citibank and was a management consultant for McKinsey & Company. Mr. Ryan is a director of The Black & Decker Corporation, Citigroup Inc. and Hewlett-Packard Company.

Dorothy A. Terrell	Director since 1994
Dorothy A. Terrell, age 63, has been a limited partner of First Light Capital, a venture capital firm, since April 2003. Ms. Terrell served as President and Chief Executive Officer of the Initiative for a Competitive Inner City from April 2005 until June 2007, and as Senior Vice President, Worldwide Sales, and President, Platform & Services Group, of NMS Communications, a producer of hardware and software component products for telecommunications applications, from February 1998 until August 2002. She served in various executive management capacities at Sun Microsystems, Inc. from 1991 to 1997 and Digital Equipment Corporation from 1976 to 1991. Ms. Terrell is a director of Herman Miller, Inc.

The board of directors unanimously recommends a vote FOR each director nominee.

DIRECTOR COMPENSATION AND BENEFITS

We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of stockholders. A substantial portion of director compensation is linked to our stock performance, and directors can elect to receive their entire board remuneration in stock and stock-related compensation. Directors are expected to keep all of the shares which they receive as compensation, net of shares used to pay the exercise price or withholding taxes, until they own shares equal in market value to at least five-times their annual retainer.

Determining Director Compensation.  The compensation committee periodically reviews a competitive analysis of non-employee director compensation and makes recommendations to the board of directors on compensation for our non-employee directors, including their retainers and annual equity awards. In fiscal 2008, the compensation committee reviewed and approved a transition to fixed-value stock awards for our non-employee directors in response to market trends and comparable changes to management stock awards. Each component of director compensation is described below.

Annual Retainer.  Non-employee directors each receive an annual retainer of $75,000. The chair of the audit committee receives an additional $15,000, chairs of other committees receive an additional $10,000, and other audit committee members receive an additional $5,000. We do not pay any additional fees for attending or chairing a meeting. We pay annual retainers in quarterly installments. Directors can elect to have their retainers paid in cash and/or common stock.

Restricted Stock Units.  Through fiscal 2008, non-employee directors received 1,000 restricted stock units when they attended their first board meeting and each time they were re-elected to the board. Beginning in fiscal 2009, each director will receive restricted stock units with a value of $90,000, upon attending their first board meeting and each re-election. The number of restricted units will be determined based on the closing sales price of our common stock on the date of the grant. Restricted stock units are granted under the 2006 Compensation Plan for Non-Employee Directors. The restricted stock units vest at the next annual meeting of stockholders. Directors who leave the board prior to the end of this vesting period forfeit their restricted stock units. In the event an active director dies, his or her restricted stock units fully vest. Restricted stock units earn amounts equivalent to the regular dividend payments on our common stock. These amounts can be reinvested in additional stock units or paid to the director.

Stock Options.  Through fiscal 2008, non-employee directors also received options to purchase 10,000 shares of our common stock when they attended their first board meeting and each time they were re-elected to the board. Beginning in fiscal 2009, each director will receive stock options valued at $90,000 upon attending their first board meeting and each re-election. Options are granted under the 2006 Compensation Plan for Non-Employee Directors. The exercise price is the closing sales price of our common stock on the date of grant. The options become exercisable at the next annual meeting of stockholders and expire 10 years after grant. Directors who stop serving on the board prior to vesting forfeit their unvested options, unless they have died during their board service, in which case the options fully vest upon death and remain exercisable by the directors’ estate for the remainder of the option’s full term.

Deferred Compensation.  Non-employee directors may defer their retainer and restricted stock units. Any deferred cash contributions earn interest based on a director’s selection from a group of funds offered to employees participating in our Deferred Compensation Plan. One of these funds tracks the return on our common stock. The interest rate earned is not above-market or preferential.

Other Benefits.  We have a Planned Gift Program for Directors (the “Planned Gift Program”) that has been discontinued for all directors elected during or after fiscal 2007. The Planned Gift Program is funded by General Mills-paid life insurance policies on each participating director. Upon the death of a director, we donate $1 million to a qualifying charity recommended by the director, and we receive the entire charitable deduction. We are then reimbursed by life insurance proceeds. We have calculated the change in the accrued liability for the benefit in fiscal 2008 and included it in our directors’ compensation disclosure.

From time to time, we also invite our directors’ spouses to accompany them to the company’s annual strategic planning meetings, and we reimburse travel and incidental expenses related to their attendance, in order to encourage attendance and to foster social interaction among the directors. There were no such reimbursements in fiscal 2008.

The fiscal 2008 compensation of our non-employee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2008

	Fees
	Earned or
	Paid	Stock	Option	All Other
	in Cash(2)	Awards(3)	Awards(4)	Compensation(5)	Total
Name	($)	($)	($)	($)	($)

Bradbury H. Anderson(1)	37,500	21,284	23,740	—	82,524
Paul Danos	80,000	56,470	96,584	84,028	317,082
William T. Esrey	90,000	56,470	96,584	25,027	268,081
Raymond V. Gilmartin	85,000	56,470	96,584	24,068	262,122
Judith Richards Hope	90,000	56,470	96,584	22,526	265,580
Heidi G. Miller	75,000	56,470	96,584	12,430	240,484
Hilda Ochoa-Brillembourg	75,000	56,470	96,584	52,052	280,106
Steve Odland	75,000	56,470	96,584	45,978	274,032
Lois E. Quam(1)	37,500	34,466	52,297	—	124,263
Michael D. Rose	85,000	56,470	96,584	23,124	261,178
Robert L. Ryan	80,000	56,470	96,584	83,229	316,283
A. Michael Spence	75,000	56,470	96,584	22,190	250,244
Dorothy A. Terrell	90,000	56,470	96,584	18,258	261,312

(1)	Ms. Quam attended her first board meeting on December 10, 2007, and Mr. Anderson attended his first board meeting on March 10, 2008.

(2)	Includes the annual retainer and additional fees for directors who chair a board committee or who serve on the audit committee. The following directors deferred all of their retainers: Dean Danos, Ms. Miller, Ms. Ochoa-Brillembourg, Mr. Odland, Mr. Rose and Mr. Spence. Mr. Gilmartin received $42,500 of his fees in common stock (734 shares valued at the closing sales price of our common stock on the New York Stock Exchange on the retainer payment dates). Mr. Anderson received $37,500 of his fees in common stock (646 shares valued at the closing sales price of our common stock on the New York Stock Exchange on the retainer payment dates).

(3)	Includes the compensation cost that we recognized in fiscal 2008 for the restricted stock units granted in fiscal 2008 and in prior fiscal years, calculated in accordance with SFAS 123R on the same basis used for financial reporting purposes and disregarding estimated forfeitures. Assumptions used to calculate these amounts are factored into Note 11, “Stock Plans,” of the audited financial statements included in our annual report on form 10-K for the fiscal year ended May 25, 2008.

The grant date fair value of restricted stock units granted to each director in fiscal 2008 is $57,880 ($55,960 for Mr. Anderson and $60,900 for Ms. Quam), which consists of 1,000 restricted stock units granted to each director upon their re-election, or in the case of newly appointed directors, attendance of their first board meeting. The grant date fair value is based on the closing sales price of our common stock on the New York Stock Exchange on the grant date. All directors deferred their entire restricted stock unit awards, except for Mr. Anderson, Mr Gilmartin and Ms. Quam, who deferred none of their awards. At fiscal year end, each non-employee director held 1,021 restricted stock units, which included reinvested dividends, except for Mr. Anderson, Mr. Gilmartin, Ms. Hope, Ms. Quam and Mr. Ryan, who each held 1,000 restricted stock units.

(4)	Includes the compensation cost that we recognized in fiscal 2008 for stock options granted in fiscal 2008 and in prior fiscal years, calculated in accordance with SFAS 123R on the same basis used for financial reporting purposes and disregarding estimated forfeitures. Assumptions used to calculate these amounts are factored into Note 11, “Stock Plans,” of the audited financial statements included in our annual report on form 10-K for the fiscal year ended May 25, 2008.

The grant date fair value of options granted to each director in fiscal 2008 is $91,700 ($61,900 for Mr. Anderson and $91,300 for Ms. Quam), which consists of 10,000 stock options granted to each director upon their re-election, or in the case of newly appointed directors, attendance of their first board meeting. The grant date fair value is based on the Black-Scholes model valuation of $9.17 per share ($6.19 per share for Mr. Anderson and $9.13 per share for Ms. Quam). The following assumptions were used in the calculation: option term of 9.5 years; dividend yield of 2.78 percent annually (3.02 percent for Mr. Anderson and 2.68 percent for Ms. Quam); a risk-free interest rate of 4.77 percent (3.85 percent for Mr. Anderson and 4.40 percent for Ms. Quam); and expected price volatility of 15.80 percent (16.00 percent for Mr. Anderson). We have made no adjustments to reflect that these options are subject to forfeiture. At fiscal year end, the total number of stock options held by each non-employee director was as follows: Mr. Anderson (10,000); Dean Danos (40,000); Mr. Esrey (95,000); Mr. Gilmartin (95,000); Ms. Hope (95,000); Ms. Miller (90,000); Ms. Ochoa-Brillembourg (60,000); Mr. Odland (40,000); Ms. Quam (10,000); Mr. Rose (65,000); Mr. Ryan (30,000); Mr. Spence (30,000); and Ms. Terrell (70,000).

(5)	All Other Compensation includes interest cost, and service cost for directors with less than five years of service, recognized in fiscal 2008 in connection with the Planned Gift Program. Calculations assume 6.15 percent discount rate at the end of fiscal 2008; benefit payment immediately upon death; and mortality rates based on RP2000 Combined Healthy Mortality Table, projected to 2008.

OWNERSHIP OF GENERAL MILLS COMMON STOCK BY
DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table shows the amount of General Mills common stock beneficially owned by (a) each director and director nominee, (b) each named executive officer listed in the Summary Compensation Table, (c) all directors, director nominees and active executive officers as a group and (d) each person or group owning more than 5 percent of our outstanding shares on the dates indicated. Unless otherwise noted, all amounts are as of July 24, 2008, and the stockholders listed in the table have sole voting and investment power with respect to the shares owned by them.

	Amount and Nature
	of Beneficial Ownership
			Exercisable	Percent
Name of Beneficial Owner	Shares(1)		Options(2)	of Class

B. H. Anderson	3,046	(3)	10,000	*
P. Danos	4,234		40,000	*
R. G. Darcy	75,115		456,212	*
W. T. Esrey	28,301		95,000	*
I. R. Friendly	61,059	(4)	384,476	*
R. V. Gilmartin	25,666		95,000	*
J. R. Hope	26,809		95,000	*
J. A. Lawrence	116,626		1,054,751	*
H. G. Miller	10,114	(5)	90,000	*
D. L. Mulligan	15,403	(6)	60,388	*
H. Ochoa-Brillembourg	6,525		60,000	*
S. Odland	4,241		40,000	*
K. J. Powell	41,076		486,290	*
L. E. Quam	1,000		10,000	*
M. D. Rose	11,310	(7)	65,000	*
J. J. Rotsch	137,869	(8)	515,441	*
R. L. Ryan	3,275		30,000	*
S. W. Sanger	1,156,672	(9)	3,209,569	1.3%
A. M. Spence	21,582		30,000	*
D. A. Terrell	21,559		70,000	*
All directors, nominees and active executive officers as a group (25 persons)	1,023,785	(10)	4,662,791	1.7%
State Street Bank and Trust Company	18,335,471	(11)	—	5.5%

*	Indicates ownership of less than 1 percent of the total outstanding shares.

(1)	Includes:

•	Shares of our common stock directly owned;

•	Shares of our common stock allocated to participant accounts under our 401(k) Plan;

•	Restricted stock units that vest within 60 days of July 24, 2008, as to which the beneficial owner currently has no voting or investment power: 1,021 restricted stock units for each non-employee director, except for Mr. Anderson, Mr. Gilmartin, Ms. Hope, Ms. Quam and Mr. Ryan, who each held 1,000 restricted stock units vesting within 60 days; 15,000 restricted stock units for Mr. Friendly; and 78,988 restricted stock units for all directors, nominees and active executive officers as a group; and

•	Stock units that have vested and been deferred, as to which the beneficial owner currently has no voting or investment power: 3,213 units for Dean Danos; 52,459 units for Mr. Darcy; 17,721 units for Mr. Esrey; 16,795 units for Mr. Friendly; 9,186 units for Mr. Gilmartin; 22,509 units for Ms. Hope;

1,835 units for Mr. Lawrence; 3,610 units for Ms. Miller; 5,504 units for Ms. Ochoa-Brillembourg; 3,220 units for Mr. Odland; 4,600 units for Mr. Powell; 5,668 units for Mr. Rose; 1,750 units for Mr. Ryan; 63,243 units for Mr. Rotsch; 483,582 units for Mr. Sanger; 15,001 units for Mr. Spence; 12,048 units for Ms. Terrell; and 452,374 units for all directors, nominees and active executive officers as a group.

(2)	Includes options that were exercisable on July 24, 2008 and options that become exercisable within 60 days of July 24, 2008.

(3)	Includes 1,400 shares held in individual trusts by either Mr. Anderson or his spouse, for which they serve as trustees.

(4)	Includes 1,128 shares held in custodial accounts for Mr. Friendly’s minor children and 1,463 shares held in a trust for the benefit of Mr. Friendly’s spouse and minor children. Mr. Friendly’s spouse serves as trustee of the trust.

(5)	Includes 5,483 shares owned jointly by Ms. Miller and her spouse.

(6)	Includes 13,246 shares owned jointly by Mr. Mulligan and his spouse.

(7)	Includes 4,621 shares held in a margin account and deemed to be pledged.

(8)	Includes 57,187 shares pledged to Wells Fargo as collateral on personal loans.

(9)	Includes 100 shares owned by Mr. Sanger’s spouse and 10,350 shares held in trusts for the benefit of Mr. Sanger’s minor children. Mr. Sanger and his spouse serve as the trustees.

(10)	Includes 18,829 shares held solely or jointly by spouses, 13,627 shares held in trust for the benefit of family members and 3,144 shares held by a family foundation.

(11)	Based on information contained in a Schedule 13G that State Street Bank and Trust Company, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111, filed with the SEC on February 12, 2008. The filing indicated that as of December 31, 2007, State Street, acting in various fiduciary capacities including as fiduciary for our 401(k) Plan, had shared investment power for 18,335,471 shares, with sole voting power for 11,348,775 of these shares and shared voting power for the 6,986,696 of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed with the SEC by our directors and executive officers regarding their ownership and transactions in our common stock and written representations from those officers and directors, we believe that each executive officer and director has filed timely reports under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2008, except that due to an administrative delay, a report was not filed in a timely manner for the equity awards granted to Bradbury Anderson when he attended his first board meeting.

AUDIT COMMITTEE REPORT

The Audit Committee.  The audit committee of the board of directors consists of five non-employee directors named below. Each member of the audit committee is an independent director under our guidelines and as defined by New York Stock Exchange listing standards and SEC regulations for audit committee membership. In addition, the board of directors has unanimously determined that Dean Danos, Mr. Esrey and Mr. Ryan, members of the audit committee, qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise within the meaning of New York Stock Exchange listing standards. The board of directors has also unanimously determined that all audit committee members are financially literate within the meaning of the New York Stock Exchange listing standards. The audit committee, which operates according to its charter, is primarily responsible for oversight of our financial statements and internal controls; assessing and ensuring the independence, qualifications and performance of the independent registered public accounting firm; approving the independent registered public accounting firm’s services and fees; reviewing our risk assessment process and ethical, legal and regulatory compliance programs; and reviewing and approving our annual audited financial statements before issuance, subject to the board of directors’ approval. No members of the audit committee received any compensation from General Mills during the last fiscal year other than directors’ fees. The audit committee’s charter may be found on our website located at www.generalmills.com in the “Investors” section under “Corporate Governance.”

Audit Committee Report.  The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended May 25, 2008.

The audit committee has reviewed and discussed the company’s audited financial statements for the fiscal year ended May 25, 2008 with management, the internal auditor and KPMG LLP, the company’s independent registered public accounting firm, with and without management present. In connection with that review, the audit committee considered and discussed the quality of the company’s financial reporting and disclosures, management’s assessment of the company’s internal control over financial reporting and KPMG LLP’s evaluation of the company’s internal control over financial reporting. The audit committee discussed and reviewed with KPMG LLP critical accounting policies and practices, internal controls, other material written communications to management and the scope of KPMG LLP’s audit. The audit committee also has discussed with KPMG LLP matters relating to its judgments about the quality, as well as the acceptability, of the company’s accounting principles as applied in its financial reporting as required by Statement of Auditing Standards No. 114 (Auditor’s Communications with Those Charged With Governance).

In addition, the audit committee has discussed with KPMG LLP its independence from management and the company, as well as the matters in the written disclosures received from KPMG LLP and required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee received a letter from KPMG LLP confirming its independence and discussed with KPMG LLP the matters covered by that letter.

The audit committee has reviewed all fees paid to KPMG LLP during the fiscal year and has considered the compatibility of KPMG LLP’s performance of non-audit services, including the tax planning services described below, with the maintenance of KPMG LLP’s independence as the company’s independent registered public accounting firm.

Based on the audit committee’s review and discussions referred to above, the audit committee recommended to the company’s board of directors that the company’s audited financial statements be included in the company’s annual report on form 10-K for the fiscal year ended May 25, 2008 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

Judith Richards Hope, Chair
Paul Danos
William T. Esrey
Robert L. Ryan
Dorothy A. Terrell

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table shows aggregate fees billed to us for fiscal years ended May 25, 2008 and May 27, 2007 by KPMG LLP, our independent registered public accounting firm.

	Fiscal Year
	(In thousands)
	2008	2007

Audit Fees	$4,967	$5,128
Audit-Related Fees (1)	674	498
Tax Fees (2)	188	520
All Other Fees	—	—

Total Fees	$5,829	$6,146

(1)	Includes audit services for benefit plans and the General Mills Foundation and due diligence.

(2)	Includes expatriate tax services, tax return preparation, planning and compliance filings.

The audit committee has determined that performance of services other than audit services is compatible with maintaining the independence of KPMG LLP.

Auditor Services Pre-approval Policy.  The audit committee has a formal policy concerning approval of all services to be provided by KPMG LLP, including audit, audit-related, tax and other services. The policy requires that all services KPMG LLP may provide to us be pre-approved by the audit committee. The chair of the audit committee has the authority to pre-approve permitted services that require action between regular audit committee meetings, provided the chair reports to the full audit committee at the next regular meeting. Certain permitted non-audit services, excluding certain designated audit-related and tax services, are limited to $1,000,000 in the aggregate during any fiscal year. The audit committee approved all services provided by KPMG LLP during fiscal years 2007 and 2008.

PROPOSAL NUMBER 2

RATIFY APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors is submitting the selection of KPMG LLP to serve as our independent registered public accounting firm for fiscal 2009 for ratification in order to ascertain the views of our stockholders on this selection. Proxies solicited by the board of directors will, unless otherwise directed, be voted to ratify the appointment by the audit committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2009. If stockholders do not ratify the appointment of KPMG LLP, the audit committee will reconsider its selection, but it retains sole responsibility for appointing and terminating our independent registered public accounting firm.

Representatives from KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement and answer questions.

The board of directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2009.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The compensation committee of the company has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on form 10-K for the fiscal year ended May 25, 2008.

SUBMITTED BY THE COMPENSATION COMMITTEE

Michael D. Rose, Chair
Raymond V. Gilmartin
Heidi G. Miller
A. Michael Spence

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of the named executive officers listed in the Summary Compensation Table and should be read in conjunction with the tables and narrative included in the rest of the Executive Compensation section of this proxy statement. All compensation paid to the named executive officers is determined by the compensation committee of the board of directors, which is composed solely of independent non-employee directors who meet regularly each fiscal year. The compensation committee has retained Watson Wyatt & Company as its outside compensation consultant. For more information on Watson Wyatt’s role in advising the compensation committee on executive compensation matters, see Determining Executive Compensation in the Corporate Governance section of this proxy statement.

General Mills strives to achieve financial performance that is consistently superior to that of our consumer products industry peer group. The indicators utilized to determine whether the company meets this objective are the four key corporate performance measures that, taken together, correlate most highly with the creation of total enterprise value in major consumer food companies: net sales growth, segment operating profit growth, earnings-per-share growth and improvement in return on capital. When combined with an attractive dividend yield, we believe that the achievement of consistently superior performance versus these four measures of corporate performance will continue to result in strong total returns for General Mills stockholders.

The compensation committee designs the company’s compensation programs for executive officers to place a heavy emphasis on performance. As a result, approximately 80 percent of the total compensation of the named executive officers varies with annual company performance, with the only fixed compensation elements being base salary and certain employee benefits.

The annual Corporate Performance Rating, which the compensation committee uses to determine the size of both annual incentive and long-term incentive awards for the named executive officers, is based on specific targets approved by the compensation committee at the start of the fiscal year for the four key corporate performance measures outlined above, which are equally weighted (25 percent). In determining the specific incentive targets each year, the compensation committee utilizes two-year and five-year compound growth rates for performance peer group companies for each measure. Corporate Performance Ratings can vary from 0 to 1.80, and targets are set such that, when General Mills’ performance is at the median of the performance peer group (Corporate Performance Ratings of 1.30 to 1.50), General Mills’ total compensation for executive officers is targeted to be at approximately the median compensation paid by the same group of companies. When General Mills’ performance is superior to that of the performance peer group (Corporate Performance Ratings between 1.50 and 1.80), executive officer compensation is targeted to be well above the peer group median. When General Mills’ performance is below that of the performance peer group (Corporate Performance Ratings below 1.30), executive officer compensation is targeted to be well below the median of that paid by peer group companies.

The annual Corporate Performance Ratings vary significantly based on the company’s performance in the fiscal year. One way to look at how difficult or likely it would be for the company to achieve the incentive targets would be to look at historical results. In the past 10 years (fiscal years 1999 through 2008), Corporate Performance Ratings have ranged from a low of 1.16 to a high of 1.80. In the past 20 years (fiscal years 1989 through 2008), Corporate Performance Ratings have ranged from 0 to 1.80. Over this 20-year period, annual Corporate Performance Ratings have averaged 1.49, which is at the high end of the 1.30 to 1.50 “On Target” rating range of the incentive rating schedule. Over the same 20-year period, the company’s total stockholder return has outpaced the returns of our performance peer group. The difference in total direct compensation (base salary, annual incentive and long-term incentive) when a 1.80 Corporate Performance Rating is achieved versus that of a 1.00 Corporate Performance Rating for most executive officers is approximately 80 percent.

In fiscal 2008, the compensation committee assigned a Corporate Performance Rating of 1.80. They based this rating on the company far exceeding the highest performance targets for three of the four corporate performance measures and approaching the highest performance target on the fourth measure, segment operating profit growth. The committee also considered U.S. retail market share gains, which represented a significant fiscal 2008 achievement. Financial performance in fiscal 2008 was another significant step-up in results from those achieved in fiscal 2007, with net sales and earnings per share growing at significantly higher rates than the strong growth rates achieved in fiscal 2007. In measuring earnings-per-share and return on capital, we excluded net gains from mark-to-market valuation of certain commodity positions for fiscal 2008. Additionally, the company achieved results that exceeded the compound growth rate trends for our performance peer group on all four measures.

The compensation committee believes that the company’s executive compensation programs have been effective at incenting the achievement of superior results, appropriately aligning pay and performance, creating an ownership culture in which company managers think and act like stockholders, and in enabling General Mills to attract and retain some of the most talented executives in the global consumer products industry.

Compensation Philosophy and Principles

General Mills’ guiding philosophy is to maintain a compensation system that will attract, motivate, reward and retain competitively superior leaders who are able to consistently achieve corporate performance and total stockholder value that is in the top tier of its peer group. The compensation committee bases its compensation decisions on the following core principles:

•	Pay is Performance Based: Executive compensation at General Mills is tightly linked to company performance. As executives assume greater responsibility, a larger portion of their total compensation becomes dependent on company and individual performance. Base salaries are targeted to the median of salaries paid by the compensation peer group described below. Salaries are coupled with annual and long-term incentive programs that enable total compensation to rise above that of the peer group median in years when company performance is superior to that of this same group of comparison companies.

•	Stock Ownership is Emphasized: A long-held belief at General Mills is that broad and deep employee stock ownership aligns the interests of employees with those of stockholders. Programs have been created to encourage employees to build and maintain an ownership interest in the company. We have established specific stock ownership guidelines for employees in key management positions throughout the company.

•	Compensation Opportunities must be Competitive: Competition for management talent in the food and consumer products industry is consistently intense. To ensure that executive compensation at General Mills remains competitive, the compensation committee, with the assistance of management and Watson Wyatt, monitors the compensation practices of peer food and consumer products companies, as well as those of a broader group of leading industrial companies. In performing this analysis, two major survey sources are utilized:

—	Consumer Products Peer Group Survey: Hewitt Associates conducts this survey annually and provides specifics on the pay practices of consumer products companies with which we compare our financial performance and often compete for executive talent.

—	Major Industry Group Survey: For those positions in which the competition for talent is not limited to the consumer products industry (e.g., many corporate staff positions), the compensation committee compares our pay practices against a comprehensive 803-company management compensation survey provided by Towers Perrin. For greater precision, a subset of this survey is utilized that provides compensation information for 92 companies from diverse industries with annual revenues between $10 billion and $20 billion. Data from this survey provides a secondary view of executive compensation and general industry context to the peer group data described below.

Performance and Compensation Peer Groups

To assure our compensation programs for executive officers are appropriately competitive in the marketplace, the compensation committee, with the assistance of management and Watson Wyatt, benchmarks our performance and compensation against a peer group of 18 major consumer products companies. To establish this peer group, the compensation committee used the following five selection criteria:

•	Branded consumer products companies;

•	Food industry competitors;

•	Large-cap companies, typically with annual revenues in excess of $5 billion;

•	Companies with similar business dynamics and challenges; and

•	Direct competitors for industry talent.

As shown below, the median annual revenues and market capitalizations for the 18 companies in this peer group are comparable to those of General Mills. The compensation committee annually reviews the composition of this peer group to assure it is the most relevant set of companies to use for comparison purposes. The peer groups utilized for comparisons of performance and compensation are identical with the exception of three European companies (Nestlé, Unilever and Danone) that are in our performance peer group but not in our compensation peer group, due to the lack of availability of publicly reported pay information.

The following branded consumer products companies comprise our performance peer group:

Performance Peer Group Companies

Anheuser-Busch Companies, Inc. Campbell Soup Co. Clorox Co. The Coca-Cola Co. Colgate-Palmolive Co. ConAgra Foods, Inc.	Danone Inc.* H. J. Heinz Co. The Hershey Co. Kellogg Co. Kimberly-Clark Corp. Kraft Foods Inc.	Nestlé SA* PepsiCo, Inc. The Procter & Gamble Co. Sara Lee Corp. Unilever NV* Wm. Wrigley Jr. Co.

*Not in our compensation peer group.

Performance Peer Group Companies — Sales, Market Capitalization and Total Assets

In Millions	Sales	Market Capitalization*	Total Assets

75th Percentile	$23,562	$45,107	$26,534
Median	12,278	20,961	12,190
25th Percentile	8,969	12,103	8,279

General Mills	$13,652	$21,174	$19,042

Source: Standard & Poor’s Compu Stat Database
* As of May 31, 2008

The compensation committee annually reviews comparisons of General Mills’ compensation under various performance scenarios versus peer group compensation practices to ensure our programs function consistently with our compensation philosophy and principles. Based upon these reviews, the compensation committee believes that the compensation paid to General Mills’ named executive officers is reasonable and appropriate.

Elements of the General Mills Total Rewards Program

During fiscal 2008, the General Mills executive pay program consisted of base salary, annual incentive, long-term incentive and health benefits and other perquisites. Our named executive officers were also eligible to participate in the various retirement benefit plans available to General Mills’ U.S.-based salaried employees (401(k) savings plan and a defined benefit pension plan). The Chief Executive Officer and other named executive officers participate in the same benefit programs and are subject to the same policies in all material respects as all company officers.

In the following table we have outlined our objectives regarding:

•	Why General Mills chooses to pay each element;

•	What each element is designed to reward; and

•	How we determine the amount for each element.

Element	Objectives & Basis	Market Positioning

Base Salary	To provide fixed income based on: • Size, scope and complexity of the individual’s role • Individual’s current and historical performance • Relative position compared to market pay information	Compensation Peer Group Median

Annual Incentive
To provide focus and rewards for achievement of annual performance targets in two areas:

 •   Corporate Performance Measures
     (25 percent each)
     —  Net Sales Growth
     —  Segment Operating Profit Growth
     —  Earnings-per-Share Growth
     —  Return-on-Capital Improvement

 •   Individual Performance Measures
     —  Specific Business Goals
     —  Strategic Projects or Initiatives
     —  Organizational/Diversity Goals
     —  Leadership Behaviors and Impact

 Awards are made in cash and restricted stock unit grants that require deposit of a matching number of personally-owned shares.

Performance Based:
•   Awards range from below to
   above median for compensation
   peer group based on corporate
   performance

•   Awards are in top quartile
   of compensation peer group
   when corporate performance
   ranks in the top quartile of our
   performance peer group

Element	Objectives & Basis	Market Positioning

Long-term Incentive
To provide incentive for delivering stockholder value over a number of years and to retain executives.

Awards are made in restricted stock unit grants and stock option grants. Awards can increase or decrease by 30 percent based on corporate performance.

Performance Based:
•   Awards range from below to
   above median for
   compensation peer group
   based on corporate
   performance

•   Grants are in top quartile of
   compensation peer group when
   corporate performance ranks in
   the top quartile of our
   performance peer group

Retirement & Health Benefits
To provide competitive retirement security and health benefits.

General Mills’ named executive officers participate in most of the same benefit plans made available to the company’s U.S.-based employees. They include:

 •   Disability and Life Insurance
 •   Pension Plan and Supplemental
     Retirement Plan
 •   401(k) Plan and Supplemental Savings
     Plan with a company match that varies
     based on corporate performance

 Named executive officers and their dependents are covered under an executive insurance plan that provides health and dental benefits.

The Supplemental Retirement Plan and Supplemental Savings Plan include non-qualified benefits that are identical to the broad-based plans but cover employees whose income is above the allowable level of the qualified plans. For more information on our retirement benefits, see Pension Benefits and Other Retirement Savings Plans.
Compensation Peer Group Median

Perquisites
To provide competitive executive perquisites.

All of our named executive officers receive the following perquisites:

 •   Company provided automobile
 •   Reimbursement for a limited amount of
     financial counseling

 For reasons of security and time efficiency, the compensation committee encourages the CEO to utilize corporate aircraft for personal use. During fiscal 2008, Mr. Sanger and Mr. Powell reimbursed the company for personal use of corporate aircraft costs in excess of $50,000.
Compensation Peer Group Median or Below

Pay and Performance Relationship

When determining executive compensation, General Mills achieves its strong performance orientation through aligning the total direct compensation (base salary, annual incentive and long-term incentive) with the company’s performance against its performance peer group. Only base salary, retirement and health benefits and certain perquisites do not vary annually based upon company performance versus the peer group. Between 79 percent and 88 percent of total direct compensation for our five active named executive officers is performance-based, assuming target performance, as shown in the charts below.

The following is a brief description of how the compensation committee determined annual and long-term incentive awards for fiscal 2008.

Annual Incentive Awards — Tied to Corporate and Individual Performance

General Mills has an Executive Incentive Plan that provides the named executive officers with an opportunity to earn an annual incentive award that is paid partially in cash, with the balance paid in restricted stock units that require a stock ownership commitment. The compensation committee approves performance targets for these awards at the beginning of each fiscal year and also approves the awards granted annually in June after fiscal year end, based on that fiscal year’s performance. For the named executive officers, the restricted stock unit component is equal to 30 percent of their cash incentive award and can be increased or decreased by as much as 30 percent based on the Corporate Performance Rating for that fiscal year.

For the seven named executive officers, annual incentive cash awards are determined by multiplying their base salary by a base incentive rate (50 percent to 75 percent), which is a percentage based on their level of responsibility, the Corporate Performance Rating (as determined by the compensation committee) and by their Individual Performance Rating (determined by the compensation committee for the Chief Executive Officer and former Chief Executive Officer and by the Chief Executive Officer, subject to review by the compensation committee, for the other named executive officers). Annual incentive awards for the named executive officers can vary greatly from year to year based on the Corporate Performance Rating, which can range from 0 to 1.80; and the executive’s Individual Performance Rating, which can range from 0 to 1.50. The Executive Incentive Plan establishes a maximum award, which is adjusted downward based on these ratings.

Annual Incentive — Cash Portion

Annual Incentive Cash	=	Base Salary	Base Incentive Rate	×	Corporate Performance Rating	×	Individual Performance Rating

Annual Incentive — Restricted Stock Unit Portion

Annual Incentive RSU	=	Annual Incentive Cash	×	30%	×	Corporate Performance Rating Adjustment	÷	Stock Price on Grant Date

After reviewing the company’s fiscal 2008 performance, the compensation committee assigned a Corporate Performance Rating of 1.80. This maximum incentive rating was based on June estimates of comparable year-to-year growth and improvement in our four performance measures. For the year, we reported an increase in net sales of 9.7 percent, segment operating profit growth of 6.4 percent, diluted earnings-per-share growth of 16.7 percent and improvement in return on average total capital of 100 basis points. In evaluating growth in earnings per share and return on capital, the compensation committee excluded net gains from mark-to-market valuation of certain commodity positions for fiscal 2008. On this basis, earnings per share increased 13.5 percent and return on capital improved 65 basis points. Three of four performance measures far exceeded the targets in the approved fiscal 2008 Corporate Rating Schedule for a 1.80 rating, and one measure, segment operating profit growth, approached the maximum performance target. All four measures exceeded the two and five-year compound growth rate trends for our performance peer group. Performance also met or exceeded General Mills’ publicly stated long-term performance goals of low single-digit net sales growth, mid-single-digit segment operating profit growth and high single-digit earnings-per-share growth. In addition to the four performance measures, the compensation committee gave recognition to U.S. retail market share gains, which represented a significant fiscal 2008 achievement, in arriving at the final incentive rating.

In fiscal 2008, all employees eligible for annual incentive stock awards received the 30 percent upward adjustment in grant size based on the 1.80 Corporate Performance Rating.

Individual Performance Ratings are based on the achievement of specific annual objectives such as financial and operating results, completion of strategic initiatives, the quality of business plans and organizational development progress in important areas like diversity and employee development. In determining the fiscal 2008 Individual Performance Rating for Mr. Powell, the compensation committee reviewed in executive session the results of a CEO performance assessment. Each non-employee board member independently completed the performance assessment questionnaire and the compensation committee chair collected and summarized the results. The compensation committee also reviewed a summary prepared by Mr. Powell of his accomplishments against his pre-established objectives for the year. As this was a year of CEO transition, the compensation committee also reviewed Mr. Sanger’s performance. Mr. Sanger’s Individual Performance Rating was based on the company’s financial performance for the first four months of the fiscal year, along with an evaluation of specific transition goals established at the time of Mr. Powell’s appointment as CEO.

The specific cash incentive awards for the seven named executive officers for fiscal 2008 are included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation,” and the stock incentive awards for the seven named executive officers are included in Footnote 1 to the Summary Compensation Table.

The restricted stock unit portion of the annual incentive vests 100 percent four years after the grant date. To be eligible to receive these restricted stock units, each named executive officer must put an equal number of personally-owned shares of General Mills stock on deposit with the company for four years. The named executive officer’s shares must remain on deposit until the end of the restricted period in order for the restricted stock units to vest. Restricted stock units earn dividend equivalents equal to regular dividends paid on our common stock. Whereas awards have previously been settled solely in shares of our common stock, beginning with awards granted in June 2008, half of the value of the awards will be settled in cash and half of the value will be settled in stock.

Long-Term Incentive Awards — Performance Adjusted

In alignment with the company’s objective to achieve performance which is consistently superior to its performance peer group, a significant portion of the named executive officers’ pay opportunity is provided through long-term incentive awards granted under the 2007 Stock Compensation Plan. Awards are granted annually in June after fiscal year end. The size of the awards is periodically benchmarked against the long-term incentive awards made by other large food and consumer products companies to executives holding comparable positions, and each named executive officer’s standard award can be increased or decreased by as much as 30 percent based on the Corporate Performance Rating for that fiscal year. For long-term incentive awards granted in June 2007, 75% of the value of the award was delivered in stock options, and 25% of the value was delivered in restricted stock units. Beginning with long-term incentive awards granted in June 2008, 50 percent of the value of the award was delivered in stock options, and 50 percent of the value was delivered in restricted stock units, with executives being able to elect a greater portion in restricted stock units up to a maximum of 100 percent. For the June 2008 awards, all employees eligible for stock compensation received an increase to their long-term incentive grant value of 30 percent based on the 1.80 Corporate Performance Rating for fiscal 2008. The June 2007 long-term incentive awards for the seven named executive officers are included under Grants of Plan-Based Awards for Fiscal 2008. The June 2008 long-term incentive awards are included in Footnote 1 to the Summary Compensation Table.

The restricted stock units issued as long-term incentive awards vest 100 percent four years after the grant date. They earn dividend equivalents equal to regular dividends paid on our common stock. Whereas awards have previously been settled solely in shares of our common stock, beginning with long-term incentive awards granted in June 2008, half of the value of the awards will be settled in cash and half of the value will be settled in stock.

The options issued as long-term incentive awards also vest 100 percent four years after the grant date. The exercise price per share equals the closing sales price of our common stock on the New York Stock Exchange on the grant date. The options generally expire 10 years and one month from the grant date. They include the right to pay the exercise price in cash or previously acquired common stock and the right to have shares withheld by the company to pay minimum withholding tax obligations due upon exercise.

Significant Compensation Actions Since the Beginning of Fiscal 2008

In addition to the compensation decisions described above, the board of directors has taken the following actions since the beginning of fiscal 2008 that impact the named executive officers’ compensation arrangements:

Discontinuation of Management Continuity Agreements

In June 2007, the board of directors authorized the discontinuation of individual Management Continuity Agreements previously granted to certain executive officers. These Management Continuity Agreements defined the salary and benefit payments which would be made in the event that the executive was to be terminated as a result of a change of control. All of the named executive officers with Management Continuity Agreements have terminated their agreements.

Adoption of General Mills Separation Pay and Benefits Program for Officers

With the discontinuation of Management Continuity Agreements in June 2007, the board of directors determined it advisable to formalize the separation payments and benefits made to executives involuntarily terminated other than for cause, and adopted the General Mills Separation Pay and Benefits Program for Officers (the “Severance Plan”). The payments and benefits to be provided to select senior executives who are terminated in connection with a change of control, including the named executive officers, are specifically addressed as part of the Severance Plan. These payments and benefits materially reduce those previously provided in the discontinued Management Continuity Agreements. For more detail on the Severance Plan, see Potential Payments Upon Termination.

Approval of 2007 Stock Compensation Plan

In June 2007, the board of directors approved the 2007 Stock Compensation Plan, and stockholders approved the Plan at the 2007 Annual Meeting, with 79 percent of the votes cast in favor of the Plan.

Management Succession

Mr. Sanger announced his intention to retire as Chief Executive Officer in September 2007 and as Chairman at the end of fiscal 2008, and Mr. Lawrence announced his intention to retire as Chief Financial Officer in October 2007. In September, the board approved the promotions of Mr. Powell and Mr. Mulligan to the positions of Chief Executive Officer and Chief Financial Officer, respectively, and the compensation committee approved commensurate pay actions. Both Mr. Powell and Mr. Mulligan received increases to base salary, target annual incentive awards and long-term incentive awards. The compensation committee approved the continued vesting through 2010 of 8,334 restricted stock units granted to Mr. Lawrence in return for Mr. Lawrence’s agreeing to sign a non-disclosure and non-solicitation agreement.

Limitation on Company-Covered Costs of Personal Use of Corporate Aircraft

In December 2006, the compensation committee limited the company-covered costs of personal use of corporate aircraft by the Chief Executive Officer to $50,000 in value annually. Expenses incurred for the personal use of corporate aircraft which exceeded $50,000 during fiscal 2008 were fully reimbursed by the Chief Executive Officer under an aircraft time sharing agreement. After Mr. Powell’s appointment as Chief Executive Officer, he entered into an aircraft time sharing agreement in December 2007. Since Mr. Sanger’s retirement as Chairman, he is no longer able to use corporate aircraft for personal travel.

The compensation committee periodically reviews the annual limit on company paid personal use of corporate aircraft to make sure it is competitive. As a result of the 2008 review completed in June, the compensation committee increased the annual limit for the Chief Executive Officer to $100,000. In arriving at its decision, the compensation committee reviewed the value of similar benefits at peer companies and a cross-industry sample of large companies. The committee also considered trends in cost elements included in value of the benefit, and the number of flights the company considered reasonable and intended to have covered by the policy.

Shareholder Dialogue

As part of our efforts to communicate with a number of the company’s largest investors in July and August 2007, management engaged the investors in a discussion about executive compensation policies and practices at General Mills.

Approval of Guidelines for Compensation Consultant Use

In May 2008, the compensation committee approved guidelines for engagement of the committee’s independent consultant. The guidelines formally state that the compensation committee has the sole authority to retain or replace the independent consultant. Compensation committee approval is required prior to the company retaining the independent consultant and/or the firm for any executive compensation services or other new consulting services or products above an aggregate annual amount of $25,000.

Approval of Consulting Arrangement with Mr. Darcy

In May 2008, the compensation committee approved an arrangement for Mr. Darcy to provide transitional consulting services in fiscal 2009 following his retirement. The consulting arrangement provides that Mr. Darcy will receive $400,000 in fees and vesting of 20,000 previously granted restricted stock units 10 months ahead of the original vesting date in return for his services.

Stock Ownership Guidelines

Since 1991 the company has established stock ownership guidelines for senior executives. Currently these targets are ten-times salary for the Chief Executive Officer, five-times salary for senior executives, including the named executive officers other than the Chief Executive Officer, and three-times salary for all other corporate officers. Newly-hired or promoted executives are given five years to attain the ownership target.

General Mills executives who have been in their role for multiple years generally exceed the stock ownership guidelines by significant amounts, as illustrated by three of the five active named executive officers shown in the table below. Our high level of executive stock ownership is a result of strong retention of executive talent (unwanted turnover of the top 500 managers is typically less than 1 percent annually) and the terms of General Mills’ stock compensation program, which has longer vesting requirements than any company in our compensation peer group (awards vest 100 percent four years from the grant date). In addition, most executives at General Mills hold their stock options for eight years or longer. Mr. Powell and Mr. Mulligan have not yet fulfilled the guidelines due to their respective promotions this year, which significantly increased their stock ownership requirements from those established for their previous roles. Both executives have five years to attain their stock ownership guidelines.

Stock Ownership for Active Named Executive Officers

Named Executive	Shares(1)	Exercisable Options(1)	Base Salary Multiple(2)

Kendall J. Powell Chairman and CEO	41,076	486,290	9.3
Donal L. Mulligan EVP, CFO	15,403	60,388	3.5
Randy G. Darcy EVP, Worldwide Operations & Technology	75,115	456,212	18.6
Jeffrey J. Rotsch EVP, Worldwide Sales & Channel Development	137,869	515,441	27.8
Ian R. Friendly EVP, Chief Operating Officer, U.S. Retail	61,059	384,476	16.4

(1)	Amounts match beneficial ownership shown under Ownership of General Mills Common Stock by Directors, Officers and Certain Beneficial Owners.

(2)	Assumes (i) shares valued at the closing sales price of the common stock on the New York Stock Exchange on July 24, 2008 ($64.50 per share), plus exercisable option gains net of withholding taxes assuming a price of $64.50 per share, (ii) divided by fiscal 2008 base salary.

Other Compensation Policies

Stock Compensation Award Approval Policy

In order to assure that the terms of all stock compensation awards fully reflect the intent of the board of directors and comply with all applicable regulatory requirements, we have strict administrative guidelines on the timing and approval of stock compensation awards. These guidelines have been reviewed by the company’s compensation committee and audit committee. The compensation committee must approve all stock compensation awards to senior vice presidents and higher-level executive officers. Except for annual stock option awards granted each June, which the Chief Executive Officer may approve for employees below senior vice president, no other stock options can be awarded to new or current employees except with the prior approval of the compensation committee. The compensation committee has delegated authority to the Chief Executive Officer to grant stock compensation awards other than stock options to employees below senior vice president, including incentive stock awards each June and restricted stock units throughout the year to new hires or for promotion, retention or recognition purposes. The Chief Executive Officer may only approve these stock compensation awards on two scheduled days in each calendar month to minimize the potential for error. Except for the annual June grant, stock compensation awards to executive officers may not be approved during trading blackout periods.

For all stock option awards, the exercise price is equal to the closing sales price of our common stock on the New York Stock Exchange on the grant date or, if shares were not traded on that date, the most recent prior date when shares were traded. Under the terms of the 2007 Stock Compensation Plan, the company cannot grant stock options at a discount to fair market value on the grant date.

Tax Deductibility of Compensation

Our Executive Incentive Plan and the 2007 Stock Compensation Plan have each been structured with the intention that cash incentive payments, restricted stock units, stock options and stock appreciation rights awarded under these plans can be qualified performance-based compensation, which is tax-deductible to the company under Section 162(m) of the Internal Revenue Code.

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents objectives of our executive compensation and benefits programs. The table below presents compensation for individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2008 and for each of the other three most highly-compensated executive officers who were serving as executive officers at the end of fiscal 2008 (the “named executive officers”). Mr. Mulligan and Mr. Friendly were not named executive officers in fiscal 2007, and therefore information on their fiscal 2007 compensation is not included.

SUMMARY COMPENSATION TABLE(1)

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and		Salary(6)	Bonus(7)	Awards(8)	Awards(8)	sation(9)	Earnings(10)	sation(11)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Stephen W. Sanger(2)	2008	1,257,330	—	4,205,142	6,564,208	3,539,190	2,531,168	470,701	18,567,739
Former Chairman and CEO	2007	1,241,250	—	4,022,428	7,408,123	2,513,531	3,447,582	520,398	19,153,312
Kendall J. Powell(3)	2008	843,333	—	1,062,533	1,664,093	1,674,900	981,360	288,828	6,515,047
Chairman and CEO	2007	700,000	—	544,970	941,597	1,346,929	940,128	197,821	4,671,445
James A. Lawrence(4)	2008	283,800	—	1,775,792	2,335,884	585,902	238,631	138,851	5,358,860
Former Vice Chairman & CFO	2007	660,000	—	1,370,414	1,643,384	980,100	395,889	184,203	5,233,990
Donal L. Mulligan(5)	2008	420,500	—	319,320	202,282	584,628	47,756	89,167	1,663,653
EVP, CFO
Randy G. Darcy	2008	525,208	—	1,162,836	1,243,007	709,031	471,056	135,225	4,246,363
EVP, Worldwide Technology & Operations	2007	500,000	—	1,141,789	1,362,938	675,000	623,359	146,872	4,449,958
Jeffrey J. Rotsch	2008	525,208	—	1,153,956	1,243,007	709,031	536,176	129,350	4,296,728
EVP, Worldwide Sales & Channel Development	2007	500,000	—	1,124,226	1,362,938	666,000	780,641	158,524	4,592,329
Ian R. Friendly	2008	492,417	—	538,885	638,516	748,163	245,624	1,288,745	3,952,350
EVP, COO, U.S. Retail

(1)	Total compensation shown in the Summary Compensation Table for fiscal 2008 reflects the compensation cost of stock awards and option awards expensed for financial reporting purposes. When making compensation decisions, the compensation committee evaluates the grant date fair value of stock awards and option awards based on fiscal 2008 performance but granted after fiscal year end in June 2008, which are shown below but not included in the Summary Compensation Table:

Compensation in Fiscal 2008

	Total	Less FAS 123R Expense Reported in Summary Compensation Table		Plus Grant Date Fair Value of FY 2008 Awards		Total
	Compensation	Stock	Option	Stock	Option	Compensation
	per SCT	Awards	Awards	Awards	Awards	Earned
	($)	($)	($)	($)	($)	($)

S. W. Sanger	18,567,739	4,205,142	6,564,208	—	—	7,798,389
K. J. Powell	6,515,047	1,062,533	1,664,093	3,720,566	2,276,223	9,785,210
J. A. Lawrence	5,358,860	1,775,792	2,335,884	—	—	1,247,184
D. L. Mulligan	1,663,653	319,320	202,282	918,159	512,092	2,572,302
R. G. Darcy	4,246,363	1,162,836	1,243,007	1,081,604	597,422	3,519,546
J. J. Rotsch	4,296,728	1,153,956	1,243,007	1,081,604	597,422	3,578,791
I. R. Friendly	3,952,350	538,885	638,516	1,064,359	597,422	4,436,730

The grant date fair value of the stock awards and option awards quantified above reflect a 30 percent increase from target levels due to the fiscal 2008 Corporate Performance Rating.

The grant date fair value of each restricted stock unit based on fiscal 2008 performance equals the closing sales price of our common stock on the New York Stock Exchange on the grant date June 23, 2008 ($63.40). The values shown have not been adjusted to reflect that these units are subject to forfeiture.

The grant date fair value of option awards based on fiscal 2008 performance equals $9.41 per share based on the Black-Scholes option-pricing model. The following unaudited assumptions were used in the calculation: option term of 8.5 years; dividend yield of 2.7 percent annually; a risk-free interest rate of 4.4 percent; and expected price volatility of 16.1 percent. The values shown have not been adjusted to reflect that these options are subject to forfeiture.

The following table shows the number of stock awards and option awards based on fiscal 2008 performance but granted after fiscal year end in June 2008, which are shown below but not included in the Summary Compensation Table.

Stock and Option Awards Based on Fiscal 2008 Performance

		Long-Term
	Annual Incentive	Incentive	Long-Term
	Restricted Stock	Restricted Stock	Incentive Stock	Grant Date Fair
	Unit Award	Unit Award	Option Award	Value
	(#)	(#)	(#)	($)

S.W. Sanger	—	—	—	—
K.J. Powell	10,304	48,380	241,894	5,996,789
J.A. Lawrence	—	—	—	—
D.L. Mulligan	3,598	10,884	54,420	1,430,251
R.G. Darcy	4,362	12,698	63,488	1,679,026
J.J. Rotsch	4,362	12,698	63,488	1,679,026
I.R. Friendly	4,090	12,698	63,488	1,661,781

(2)	Mr. Sanger retired at the end of fiscal 2008.

(3)	Mr. Powell was elected Chief Executive Officer effective September 24, 2007 and Chairman of the Board effective May 23, 2008.

(4)	Mr. Lawrence retired at the end of October 2007.

(5)	Mr. Mulligan was elected Chief Financial Officer effective August 1, 2007.

(6)	Includes salary deferred under the Deferred Compensation Plan: $422,082 in fiscal 2007 and $240,200 in fiscal 2008 for Mr. Sanger; and $29,000 in fiscal 2008 for Mr. Powell.

(7)	We awarded bonuses based on our achievement of certain performance targets established at the beginning of each fiscal year. Accordingly, bonuses are disclosed under the Non-Equity Incentive Plan Compensation column of this table.

(8)	Includes the compensation cost that we recognized in each fiscal year for the awards granted in that fiscal year and in prior fiscal years, calculated in accordance with SFAS 123R on the same basis used for financial reporting purposes and disregarding estimated forfeitures. Assumptions used to calculate these amounts are included in Note 11, “Stock Plans,” of the audited financial statements included in our annual report on form 10-K for the fiscal year ended May 25, 2008. Excludes awards based on fiscal 2008 performance but granted after fiscal year end in June 2008.

At Mr. Lawrence’s retirement, he forfeited two-thirds of a 25,000 restricted stock unit award (16,666 units) granted to him on June 1, 2006 that was to have vested on June 1, 2009. As a result, we deducted $279,811 from the compensation cost recognized in fiscal 2008 for Mr. Lawrence’s stock awards. The deduction is equal to the compensation cost previously reported in the Summary Compensation Table for the forfeited units in accordance with SFAS 123R. The remaining 8,334 restricted stock units will vest on June 1, 2010 if Mr. Lawrence adheres to a three-year non-disclosure and non-solicitation agreement.

(9)	Includes the cash portion of the annual incentive award paid to our named executive officers under the Executive Incentive Plan. The annual incentive award was paid partially in cash and partially in restricted stock units, and was based on the achievement of certain individual and corporate performance targets for each fiscal year, including net sales growth, segment operating profit growth, earnings-per-share growth and improvement on return on capital. For more information on how the annual incentive award is calculated and the restricted stock units awarded for fiscal 2008 performance, see the Compensation Discussion and Analysis.

Includes cash incentive award deferred under the Deferred Compensation Plan: $666,000 in fiscal 2007 and $691,019 in fiscal 2008 for Mr. Rotsch; and $199,429 in fiscal 2008 for Mr. Friendly.

Mr. Sanger’s and Mr. Lawrence’s cash awards in fiscal 2008 were prorated to reflect their retirement during the fiscal year. Mr. Sanger received an additional $993,098, and Mr. Lawrence received an additional $164,460, equal to 30 percent of their prorated cash awards as adjusted for corporate performance, in place of the restricted stock units that they would have otherwise received as part of their annual incentive awards.

Also includes a fiscal 2007 long-term incentive payment for Mr. Powell of $23,929 related to his prior service as Senior Vice President, CEO of Cereal Partners Worldwide, our joint venture with Nestlé; and a fiscal 2008 long-term incentive payment for Mr. Friendly of $83,401 related to his prior service as Senior Vice President, CEO of Cereal Partners Worldwide.

(10)	Includes the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Retirement Plan. The increases for each named executive officer relate to additional service, aging and increases in Final Average Earnings, as defined in the Pension Benefits section, as partially offset by an increase in the interest rate assumption used to calculate the accumulated benefit. The named executive officers had no above-market or preferential earnings on deferred compensation.

(11)	All Other Compensation for fiscal 2008 includes the following amounts:

All Other Compensation

		Matching
	Matching	Contributions			Perquisites
	Contributions	on			and
	on	Savings	Tax		Other
	Deferred	Plan	Reimburse-		Personal
	Compensation(12)	Contributions(13)	ments		Benefits(15)	Total
Name	($)	($)	($)		($)	($)

S. W. Sanger	61,993	216,524	—		192,184	470,701
K. J. Powell	1,740	139,038	—		148,050	288,828
J. A. Lawrence	—	94,172	—		44,679	138,851
D. L. Mulligan	—	48,618	—		40,549	89,167
R. G. Darcy	—	84,548	—		50,677	135,225
J. J. Rotsch	49,472	33,732	—		46,146	129,350
I. R. Friendly	22,782	49,678	1,172,186	(14)	44,099	1,288,745

(12)	Includes the company’s fixed and variable matching contributions to the Deferred Compensation Plan for fiscal 2008.

(13)	Includes the company’s fixed and variable matching contributions to the 401(k) Plan and the Supplemental Savings Plan for fiscal 2008.

(14)	Includes payments and reimbursements for incremental taxes resulting from Mr. Friendly’s assignment to Cereal Partners Worldwide in Switzerland. The payments were made pursuant to a policy that applies to all employees on international assignment. Factors such as time lags in tax determination, differences in taxable periods between jurisdictions and the availability of foreign tax credits or refunds result in significant differences in incremental tax payments from year to year. For converting payments made in Swiss francs to U.S. dollars, the company uses the previous day’s closing exchange rate as quoted on Bloomberg’s market data service.

(15)	Includes the following perquisites and other personal benefits for fiscal 2008:

Perquisites and Other Personal Benefits

		Personal
	Personal	Use of		Executive
	Air	Executive	Financial	Insurance
	Travel(16)	Car(17)	Counseling	Plans(18)	Other		Total
Name	($)	($)	($)	($)	($)		($)

S. W. Sanger	50,567	16,806	15,054	32,772	76,985	(19)	192,184
K. J. Powell	79,171	15,971	22,000	30,908	—		148,050
J. A. Lawrence	231	16,559	8,000	11,256	8,633	(20)	44,679
D. L. Mulligan	—	11,893	—	28,656	—		40,549
R. G. Darcy	—	10,127	9,361	30,908	281	(21)	50,677
J. J. Rotsch	—	10,135	3,359	30,908	1,744	(21)	46,146
I. R. Friendly	50	13,141	—	30,908	—		44,099

(16)	Includes the aggregate incremental cost of personal use of corporate aircraft. We valued the incremental cost using a method that takes into account aircraft fuel expenses per flight hour and engine maintenance expenses per flight hour attributable to personal use; and to the extent attributable to personal use, any landing and parking fees; flight planning expenses; crew travel expenses; supplies and catering; excise taxes; and customs, foreign permit and similar fees.

We executed Aircraft Time Sharing Agreements with Mr. Sanger and Mr. Powell that enabled them to reimburse us for personal use of corporate aircraft to the extent that the cost of their personal use exceeded $50,000 in any fiscal year. Amounts included in Mr. Powell’s compensation for fiscal 2008 reflect the aggregate incremental cost of personal air travel conducted prior to the limits imposed pursuant to the Aircraft Time Sharing Agreement. In June 2008, the compensation committee increased the personal use limit to $100,000.

(17)	Includes the annual taxable value of the vehicle according to IRS regulations plus the applicable IRS rate per mile to cover fuel and maintenance charges.

(18)	Includes premiums paid for executive medical coverage that exceed the cost of medical coverage made available to most full-time employees based in the United States.

(19)	Includes the change in accrued liability of Mr. Sanger’s benefits under the Planned Gift Program ($19,487), which he received in his capacity as a member of the board of directors. See Director Compensation and Benefits for a description of the Program’s material terms and how the cost is calculated. Also includes payment for unused vacation days at Mr. Sanger’s retirement ($17,298) and the discount ($40,200) on his purchase of his company automobile, which was a percentage of wholesale value based on years of service.

(20)	Includes the nominal cost of welcome gifts received at business-related functions. Also includes the discount ($8,214) on Mr. Lawrence’s purchase of his company automobile, which was a percentage of wholesale value based on years of service.

(21)	Includes the nominal cost of welcome gifts received at business-related functions.

The following table describes the potential range of annual incentive cash awards for fiscal 2008 performance and equity awards granted in fiscal 2008 for fiscal 2007 performance. The Summary Compensation Table and Compensation Discussion and Analysis include additional information about equity awards granted.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2008

						All Other	All Other
						Stock	Option
						Awards:	Awards:		Grant Date
				Estimated Possible Payouts		Number of	Number of	Exercise or	Fair Value
				Under Non-Equity		Shares of	Securities	Base Price	of Stock
				Incentive Plan Awards		Stock or	Underlying	of Option	and Option
				Target	Maximum	Units	Options	Awards	Awards(5)(6)
Name	Grant Date		Award Type	($)	($)	(#)	(#)	($/Sh)	($)

S. W. Sanger	6/25/2007	(1)	Cash	1,980,294	2,546,092	—	—	—	—
	6/25/2007	(2)	RSU	—	—	16,674	—	—	980,264
	6/25/2007	(3)	RSU	—	—	40,625	—	—	2,388,344
	6/25/2007	(4)	Options	—	—	—	487,500	58.79	5,167,500
K. J. Powell	6/25/2007	(1)	Cash	1,302,700	1,674,900	—	—	—	—
	6/25/2007	(2)	RSU	—	—	8,776	—	—	515,941
	6/25/2007	(3)	RSU	—	—	13,000	—	—	764,270
	6/25/2007	(4)	Options	—	—	—	162,500	58.79	1,722,500
J. A. Lawrence	6/25/2007	(1)	Cash	327,789	421,443	—	—	—	—
	6/25/2007	(2)	RSU	—	—	6,502	—	—	382,253
	6/25/2007	(3)	RSU	—	—	11,700	—	—	687,843
	6/25/2007	(4)	Options	—	—	—	143,000	58.79	1,515,800
D. L. Mulligan	6/25/2007	(1)	Cash	466,578	599,886	—	—	—	—
	6/25/2007	(2)	RSU	—	—	1,944	—	—	114,288
	6/25/2007	(3)	RSU	—	—	2,600	—	—	152,854
	6/25/2007	(4)	Options	—	—	—	31,200	58.79	330,720
R. G. Darcy	6/25/2007	(1)	Cash	551,469	709,031	—	—	—	—
	6/25/2007	(2)	RSU	—	—	4,478	—	—	263,262
	6/25/2007	(3)	RSU	—	—	7,800	—	—	458,562
	6/25/2007	(4)	Options	—	—	—	97,500	58.79	1,033,500
J. J. Rotsch	6/25/2007	(1)	Cash	551,469	709,031	—	—	—	—
	6/25/2007	(2)	RSU	—	—	4,418	—	—	259,734
	6/25/2007	(3)	RSU	—	—	7,800	—	—	458,562
	6/25/2007	(4)	Options	—	—	—	97,500	58.79	1,033,500
I. R. Friendly	6/25/2007	(1)	Cash	517,037	664,762	—	—	—	—
	6/25/2007	(2)	RSU	—	—	5,520	—	—	324,521
	6/25/2007	(3)	RSU	—	—	7,800	—	—	458,562
	6/25/2007	(4)	Options	—	—	—	97,500	58.79	1,033,500

(1)	Range of Annual Incentive Cash Awards for Fiscal 2008 Performance. Includes targets established on June 25, 2007 for annual incentive cash awards under the Executive Incentive Plan based on fiscal 2008 performance. Actual payouts are described in the Summary Compensation Table.

Target payout assumes median performance in relation to the company’s performance peer group, which translates to a Corporate Performance Rating of 1.50 and an Individual Performance Rating of 1.40. Maximum payout assumes superior performance, which translates to a Corporate Performance Rating of 1.80 and an Individual Performance Rating of 1.50. There is no minimum payout. For more information on how incentive awards are calculated based on performance ratings, see the Compensation Discussion and Analysis.

(2)	Annual Incentive Stock Awards for Fiscal 2007 Performance. Includes restricted stock units (RSUs) earned in fiscal 2007 but granted in fiscal 2008 under the Executive Incentive Plan.

(3)	Long-Term Incentive Restricted Stock Unit Awards for Fiscal 2007 Performance. Includes restricted stock units (RSUs) earned in fiscal 2007 but granted in fiscal 2008 under the 2007 Stock Compensation Plan.

(4)	Long-Term Incentive Option Awards for Fiscal 2007 Performance. Includes options earned in fiscal 2007 but granted in fiscal 2008 under the 2007 Stock Compensation Plan.

(5)	The grant date fair value of each restricted stock unit granted in fiscal 2008 equals the closing price of our common stock on the New York Stock Exchange on the grant date ($58.79). The values shown have not been adjusted to reflect that these units are subject to forfeiture.

(6)	The grant date fair value of options granted in fiscal 2008 equals $10.60 per share based on the Black-Scholes option-pricing model. The following assumptions were used in the calculation: options term of 8.5 years; dividend yield of 2.7 percent annually; a risk-free interest rate of 5.1 percent; and expected price volatility of 15.6 percent. The values shown have not been adjusted to reflect that these options are subject to forfeiture.

The long-term and annual incentive stock awards described above reflect a 30 percent increase from base or target levels due to the fiscal 2007 Corporate Performance Rating. Information on other terms of these awards are described under “Pay and Performance Relationship” in the Compensation Discussion and Analysis. See Potential Payments Upon Termination for a discussion of how equity awards are treated under various termination scenarios.

The following table summarizes the total outstanding equity awards as of May 25, 2008 for each of the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards(2)				Stock Awards(2)
						Number of
						Shares or	Market Value
		Number of Securities				Units of	of Shares or
		Underlying Unexercised		Option		Stock Held	Units of Stock
		Options		Exercise	Option	That Have	That Have
		(#)		Price	Expiration	Not Vested	Not Vested(3)
Name	Vesting Date(1)	Exercisable	Unexercisable	($)	Date	(#)	($)

S.W. Sanger	06/28/2003	26,208	0	40.11	07/28/2009	—	—
	08/02/2003	209,750	0	41.50	09/01/2009	—	—
	12/13/2003	500,000	0	34.56	01/13/2010	—	—
	06/26/2004	31,686	0	38.19	07/26/2010	—	—
	08/01/2004	229,125	0	34.72	09/01/2010	—	—
	12/18/2004	525,000	0	40.47	01/18/2011	—	—
	08/01/2005	94,050	0	43.79	09/01/2011	—	—
	12/17/2005	625,000	0	49.61	01/17/2012	—	—
	12/16/2006	500,000	0	43.86	01/16/2013	—	—
	12/15/2007	468,750	0	46.11	01/15/2014	—	—
	12/13/2008	0	412,500	46.97	01/13/2015	—	—
	06/26/2010	0	468,750	51.26	07/26/2016	—	—
	06/25/2011	0	487,500	58.79	07/25/2017	—	—
K. J. Powell	06/01/2008	—	—	—	—	2,028	123,891
	12/13/2008	—	—	—	—	8,594	525,007
	06/01/2009	—	—	—	—	3,317	202,636
	06/26/2010	—	—	—	—	12,500	763,625
	06/26/2010	—	—	—	—	5,293	323,349
	06/25/2011	—	—	—	—	8,776	536,126
	06/25/2011	—	—	—	—	13,000	794,170
	08/01/2002	23,200	0	30.96	09/01/2008	—	—
	12/14/2002	60,000	0	37.11	01/14/2009	—	—
	06/28/2003	4,960	0	40.11	07/28/2009	—	—

		Option Awards(2)				Stock Awards(2)
						Number of
						Shares or	Market Value
		Number of Securities				Units of	of Shares or
		Underlying Unexercised		Option		Stock Held	Units of Stock
		Options		Exercise	Option	That Have	That Have
		(#)		Price	Expiration	Not Vested	Not Vested(3)
Name	Vesting Date(1)	Exercisable	Unexercisable	($)	Date	(#)	($)

	08/02/2003	26,500	0	41.50	09/01/2009	—	—
	12/13/2003	75,000	0	34.56	01/13/2010	—	—
	06/26/2004	3,636	0	38.19	07/26/2010	—	—
	08/01/2004	16,250	0	34.72	09/01/2010	—	—
	12/18/2004	77,000	0	40.47	01/18/2011	—	—
	08/01/2005	7,600	0	43.79	09/01/2011	—	—
	12/17/2005	76,250	0	49.61	01/17/2012	—	—
	12/16/2006	60,300	0	43.86	01/16/2013	—	—
	12/15/2007	55,594	0	46.11	01/15/2014	—	—
	12/13/2008	0	103,125	46.97	01/13/2015	—	—
	06/26/2010	0	156,250	51.26	07/26/2016	—	—
	06/25/2011	0	162,500	58.79	07/25/2017	—	—
J.A. Lawrence	06/01/2010	—	—	—	—	8,334	509,124
	10/19/2003	200,000	0	34.92	11/19/2008	—	—
	12/14/2002	100,000	0	37.11	01/14/2009	—	—
	06/28/2003	6,892	0	40.11	07/28/2009	—	—
	08/02/2003	26,500	0	41.50	09/01/2009	—	—
	12/13/2003	125,000	0	34.56	01/13/2010	—	—
	06/26/2004	11,996	0	38.19	07/26/2010	—	—
	08/01/2004	37,125	0	34.72	09/01/2010	—	—
	12/18/2004	134,000	0	40.47	01/18/2011	—	—
	08/01/2005	14,800	0	43.79	09/01/2011	—	—
	12/17/2005	156,250	0	49.61	01/17/2012	—	—
	12/16/2006	125,000	0	43.86	01/16/2013	—	—
	12/15/2007	117,188	0	46.11	01/15/2014	—	—
	12/13/2008	0	103,125	46.97	01/13/2015	—	—
	06/26/2010	0	137,500	51.26	07/26/2016	—	—
	06/25/2011	0	143,000	58.79	07/25/2017	—	—
D. L. Mulligan	06/01/2008	—	—	—	—	1,181	72,147
	12/13/2008	—	—	—	—	1,444	88,214
	06/01/2009	—	—	—	—	990	60,479
	06/26/2010	—	—	—	—	1,771	108,190
	06/26/2010	—	—	—	—	2,500	152,725
	06/25/2011	—	—	—	—	1,944	118,759
	06/25/2011	—	—	—	—	2,600	158,834
	07/17/2011	—	—	—	—	15,000	916,350
	12/17/2005	20,000	0	49.61	01/17/2012	—	—
	12/16/2006	17,700	0	43.86	01/16/2013	—	—
	12/16/2006	3,300	0	43.86	01/16/2013	—	—
	12/15/2007	18,188	0	46.11	01/15/2014	—	—
	12/15/2007	1,200	0	46.11	01/15/2014	—	—
	12/13/2008	0	17,325	46.97	01/13/2015	—	—
	06/26/2010	0	30,000	51.26	07/26/2016	—	—
	06/25/2011	0	31,200	58.79	07/25/2017	—	—
R.G. Darcy	06/01/2008	—	—	—	—	2,121	129,572
	12/13/2008	—	—	—	—	5,157	315,041
	06/01/2009	—	—	—	—	2,063	126,029
	06/26/2010	—	—	—	—	7,500	458,175
	06/26/2010	—	—	—	—	4,073	248,820
	06/01/2011	—	—	—	—	20,000	1,221,800

		Option Awards(2)				Stock Awards(2)
						Number of
						Shares or	Market Value
		Number of Securities				Units of	of Shares or
		Underlying Unexercised		Option		Stock Held	Units of Stock
		Options		Exercise	Option	That Have	That Have
		(#)		Price	Expiration	Not Vested	Not Vested(3)
Name	Vesting Date(1)	Exercisable	Unexercisable	($)	Date	(#)	($)

	06/25/2011	—	—	—	—	7,800	476,502
	06/25/2011	—	—	—	—	4,478	273,561
	06/28/2003	6,032	0	40.11	07/28/2009	—	—
	08/02/2003	23,750	0	41.50	09/01/2009	—	—
	12/13/2003	75,000	0	34.56	01/13/2010	—	—
	06/26/2004	6,542	0	38.19	07/26/2010	—	—
	08/01/2004	18,625	0	34.72	09/01/2010	—	—
	12/18/2004	80,000	0	40.47	01/18/2011	—	—
	08/01/2005	7,200	0	43.79	09/01/2011	—	—
	12/17/2005	93,750	0	49.61	01/17/2012	—	—
	12/16/2006	75,000	0	43.86	01/16/2013	—	—
	12/15/2007	70,313	0	46.11	01/15/2014	—	—
	12/13/2008	0	61,875	46.97	01/13/2015	—	—
	06/26/2010	0	93,750	51.26	07/26/2016	—	—
	06/25/2011	0	97,500	58.79	07/25/2017	—	—
J.J. Rotsch	06/01/2008	—	—	—	—	1,872	114,360
	12/13/2008	—	—	—	—	5,157	315,041
	06/01/2009	—	—	—	—	1,818	111,062
	06/01/2011	—	—	—	—	20,000	1,221,800
	06/26/2010	—	—	—	—	7,500	458,175
	06/26/2010	—	—	—	—	3,885	237,335
	06/25/2011	—	—	—	—	7,800	476,502
	06/25/2011	—	—	—	—	4,418	269,896
	12/14/2002	60,000	0	37.11	01/14/2009	—	—
	06/28/2003	5,736	0	40.11	07/28/2009	—	—
	08/02/2003	23,750	0	41.50	09/01/2009	—	—
	12/13/2003	75,000	0	34.56	01/13/2010	—	—
	06/26/2004	6,442	0	38.19	07/26/2010	—	—
	08/01/2004	17,250	0	34.72	09/01/2010	—	—
	12/18/2004	80,000	0	40.47	01/18/2011	—	—
	08/01/2005	8,200	0	43.79	09/01/2011	—	—
	12/17/2005	93,750	0	49.61	01/17/2012	—	—
	12/16/2006	75,000	0	43.86	01/16/2013	—	—
	12/15/2007	70,313	0	46.11	01/15/2014	—	—
	12/13/2008	0	61,875	46.97	01/13/2015	—	—
	06/26/2010	0	93,750	51.26	07/26/2016	—	—
	06/25/2011	0	97,500	58.79	07/25/2017	—	—
I. R. Friendly	06/01/2008	—	—	—	—	1,897	115,888
	08/02/2008	—	—	—	—	15,000	916,350
	12/13/2008	—	—	—	—	4,813	294,026
	06/01/2009	—	—	—	—	1,469	89,741
	06/26/2010	—	—	—	—	7,500	458,175
	06/26/2010	—	—	—	—	3,356	205,018
	06/25/2011	—	—	—	—	7,800	476,502
	06/25/2011	—	—	—	—	5,520	337,217
	12/14/2002	40,000	0	37.11	01/14/2009	—	—
	06/28/2003	4,188	0	40.11	07/28/2009	—	—
	08/02/2003	20,000	0	41.50	09/01/2009	—	—
	12/13/2003	50,000	0	34.56	01/13/2010	—	—
	06/26/2004	4,588	0	38.19	07/26/2010	—	—

		Option Awards(2)				Stock Awards(2)
						Number of
						Shares or	Market Value
		Number of Securities				Units of	of Shares or
		Underlying Unexercised		Option		Stock Held	Units of Stock
		Options		Exercise	Option	That Have	That Have
		(#)		Price	Expiration	Not Vested	Not Vested(3)
Name	Vesting Date(1)	Exercisable	Unexercisable	($)	Date	(#)	($)

	08/01/2004	16,500	0	34.72	09/01/2010	—	—
	12/18/2004	80,000	0	40.47	01/18/2011	—	—
	08/01/2005	5,200	0	43.79	09/01/2011	—	—
	12/17/2005	80,000	0	49.61	01/17/2012	—	—
	12/16/2006	64,000	0	43.86	01/16/2013	—	—
	12/15/2007	60,000	0	46.11	01/15/2014	—	—
	12/13/2008	0	57,750	46.97	01/13/2015	—	—
	06/26/2010	0	93,750	51.26	07/26/2016	—	—
	06/25/2011	0	97,500	58.79	07/25/2017	—	—

(1)	Options, restricted stock and restricted stock units generally vest in their entirety four years after the grant date. At Mr. Lawrence’s retirement, he forfeited two-thirds of a 25,000 restricted stock unit award (16,666 units) granted to him on June 1, 2006 that was to have vested on June 1, 2009. The remaining 8,334 restricted stock units will vest on June 1, 2010 if Mr. Lawrence adheres to a three-year non-disclosure and non-solicitation agreement.

(2)	Excludes incentive awards earned in fiscal 2008 but granted in fiscal 2009.

(3)	Market value of unvested restricted stock and restricted stock units equals the closing sales price of the common stock on the New York Stock Exchange at fiscal year end ($61.09) multiplied by the number of shares or units.

The following table summarizes the option awards exercised and restricted stock and restricted stock units vested during fiscal 2008 for each of the named executive officers.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting(2)	Vesting(2)(3)
Name	(#)	($)	(#)	($)

S.W. Sanger	499,676	12,777,971	215,825	13,106,352
K.J. Powell	40,402	810,344	7,070	422,833
J.A. Lawrence	—	—	64,330	3,731,341
D.L. Mulligan	—	—	8,044	460,738
R.G. Darcy	85,148	2,057,546	8,940	534,667
J.J. Rotsch	85,524	1,838,228	8,753	523,197
I.R. Friendly	—	—	7,763	464,482

(1)	Value realized equals the closing sales price of our common stock on the New York Stock Exchange on the exercise date, less the exercise price, multiplied by the number of shares exercised.

(2)	Mr. Rotsch and Mr. Friendly deferred all shares acquired on vesting of their stock awards. Mr. Sanger deferred 52,043 shares acquired ($3,100,910 realized) on vesting of his stock award. For more information on the terms of deferral, see Nonqualified Deferred Compensation.

For Mr. Sanger, includes 163,782 shares acquired ($10,005,442 realized) on vesting of restricted stock units upon retirement.

For Mr. Lawrence, includes 59,463 shares acquired ($3,432,799 realized) on vesting of restricted stock units upon retirement.

(3)	Value realized equals the closing sales price of our common stock on the New York Stock Exchange on the vesting date multiplied by the number of restricted shares or units vested.

PENSION BENEFITS

The company maintains two defined benefit pension plans that include named executive officers:

•	The General Mills Pension Plan (“Pension Plan”) is a tax-qualified plan available generally to salaried employees in the United States that provides benefits based on a formula that yields an annual amount payable over the participant’s life.

•	The Supplemental Retirement Plan of General Mills, Inc. (“Supplemental Retirement Plan”) provides benefits based on the Pension Plan formula in excess of the Internal Revenue Code limits placed on annual benefit amounts and annual compensation under the Pension Plan.

The following table shows present value of accumulated benefits that named executive officers are entitled to under the Pension Plan and Supplemental Retirement Plan.

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service(1)	Benefit(2)	Fiscal Year
Name	Plan Name	(#)	($)	($)

S.W. Sanger (3)	Pension Plan	34.2828	1,161,980	—
	Supplemental Retirement Plan	34.2828	17,031,324	—
K. J. Powell (4)	Pension Plan	28.7823	659,186	—
	Supplemental Retirement Plan	28.7823	3,173,597	—
J.A. Lawrence (3)	Pension Plan	9.0349	206,613	—
	Supplemental Retirement Plan	9.0349	1,282,457	77,164
D.L. Mulligan (5)	Pension Plan	9.7500	137,455	—
	Supplemental Retirement Plan	9.7500	226,156	—
R.G. Darcy (6)	Pension Plan	20.7500	598,461	—
	Supplemental Retirement Plan	20.7500	2,140,248	—
J.J. Rotsch (6)	Pension Plan	34.0000	882,840	—
	Supplemental Retirement Plan	34.0000	2,919,754	—
I.R. Friendly (4)	Pension Plan	24.9861	371,132	—
	Supplemental Retirement Plan	24.9861	1,227,504	—

(1)	Number of years of credited service equals number of years of actual service.

(2)	Actuarial present value is based on assumptions and methods used to calculate the benefit obligation under standards established by the Financial Accounting Standards Board, including:

•	Discount rate equals 6.90 percent as of the end of fiscal 2008;

•	Mortality rates based on the RP2000 Combined Healthy Mortality Table, projected to 2008 with Scale AA (post-retirement decrement only);

•	Single life annuity payments;

•	Age 62 retirement age (unreduced benefit retirement age), discounted to current age; and

•	No pre-retirement decrements or future increases in pay, service or legislated limits.

(3)	Named executive officer retired prior to fiscal year-end.

(4)	Named executive officer is not early retirement eligible but currently qualifies for enhanced early retirement reductions under the “Rule of 70,” as described below, in both the Pension Plan and the Supplemental Retirement Plan at benefit commencement.

(5)	Named executive officer is not eligible for early retirement.

(6)	Named executive officer is eligible for early retirement in both the Pension Plan and the Supplemental Retirement Plan.

The Pension Plan formula provides an annual benefit amount equal to 50 percent of Final Average Earnings less 50 percent of the Social Security benefit, prorated for benefit service of less than 30 years, as discussed below. Final Average Earnings is the greater of (a) average of the highest five full calendar years’ of remuneration, and (b) amount in (a) increased by remuneration in the partial year of termination and decreased by the same ratio of remuneration for lowest year in average. Such remuneration generally approximates the salary and non-equity incentive plan compensation reported in the Summary Compensation Table plus the value of the restricted stock unit portion of annual incentive awards that vest during a measurement period. Other restricted stock unit awards and long-term incentive awards are not included in remuneration for these purposes.

Early retirement benefits are available after attaining age 55 and five years of eligibility service. The Final Average Earnings portion of the benefit is reduced by 2 percent per year for the first three years and by 4 percent per year for each year thereafter by which commencement precedes age 62. The Social Security offset portion of the benefit is reduced by 5/9 percent for each of the first 36 months by which commencement precedes age 65. In addition, a temporary early retirement supplement equal to the reduced Social Security benefit above is payable to age 62.

Employees that terminate prior to early retirement eligibility whose age plus years of eligibility service is greater than or equal to 70 at termination (“Rule of 70”), can commence retirement benefits as early as age 55 with early retirement reductions that are somewhat less favorable than those eligible for early retirement. Other terminations that occur prior to early retirement or Rule of 70 eligibility are eligible to commence benefits as early as age 55 with reductions that are closer to actuarial equivalence.

The Supplemental Retirement Plan provides additional supplemental pension benefits to involuntarily terminated participants in the Executive Incentive Plan if the sum of their current age and years of service equals or exceeds 75, and they are not retirement eligible. They receive a supplemental retirement benefit equal to the difference between their vested deferred pension benefit and a benefit determined under the early retirement provisions of the Pension Plan.

All distributions under the Pension Plan and Supplemental Retirement Plan are payable in cash. There are no provisions in either Plan that allow for additional years of service above the service actually earned by a participant.

The normal form of payment under the Pension Plan for unmarried participants is a “Single Life Pension,” which provides for monthly payments for the participant’s lifetime, and for married participants, a “Joint and 50 Percent to Survivor Pension,” which provide for monthly payments for the participant’s lifetime and, after the participant’s death, to the participant’s designated joint pensioner for his or her lifetime in 50 percent of the amount. Additional forms of payment are a “Joint and 75 Percent to Survivor Pension” and a “Joint and 100 Percent to Survivor Pension,” which provide for monthly payments for the participant’s lifetime and, after the participant’s death, to the participant’s designated joint pensioner for his or her lifetime in 75 percent or 100 percent of the same amount, respectively, and a “Life Annuity with Ten Year Certain,” which provides for a pension payable for the participant’s lifetime, provided that if the participant dies before 120 monthly pension payments have been made, monthly payments will continue to the participant’s beneficiary until a total of 120 payments have been made.

The normal form of payment under the Supplemental Retirement Plan for unmarried participants is a Single Life Pension, and for married participants, a Joint and 100 Percent to Survivor Pension. A Joint and 50 Percent to Survivor Pension is also available.

In accordance with Section 409A of the Internal Revenue Code, “key employees,” including the named executive officers, must wait a minimum of six months from their termination date to begin payment of any

Supplemental Retirement Plan benefit accrued after December 31, 2004 and to receive a distribution of their Supplemental Savings Plan account.

OTHER RETIREMENT SAVINGS PLANS

In addition to the Pension Plan and Supplemental Retirement Plan (both defined benefit plans), the company also offers the General Mills 401(k) Savings Plan (“401(k) Plan”), a qualified plan available generally to salaried employees in the United States, and the Supplemental Savings Plan of General Mills, Inc. (“Supplemental Savings Plan”), a non-qualified plan. The 401(k) Plan provides for participant contributions, which can be matched up to 6 percent of earnable compensation subject to Internal Revenue Code limits. The company match has two components, a fixed and variable match. The fixed match is 50 percent on the first 6 percent of pay. In addition, the company may add up to another 50 percent after the close of each fiscal year, as an annual variable match. Company matches that cannot be deposited in the 401(k) Plan due to federal limitations on contributions to qualified plans are contributed to the Supplemental Savings Plan for eligible participants. The matching contributions to the 401(k) Plan and Supplemental Savings Plan for the named executive officers for fiscal 2008 are reported in the Summary Compensation Table and reflect the maximum annual match available. This match was granted to all 401(k) Plan participants in light of the company’s fiscal 2008 performance. Distributions from the 401(k) Plan are permitted upon the earlier of termination or age 59.5. Distributions from the Supplemental Savings Plan are made in the calendar year following termination.

NONQUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan is a non-qualified plan that provides most of our executives, including the named executive officers, with the opportunity to defer up to 100 percent of base salary in certain circumstances, cash incentives, restricted stock units and restricted stock.

Participants’ deferred cash accounts earn a monthly rate of return which tracks the investment return achieved under certain participant-selected 401(k) Plan investment funds. Participants are eligible to change their investment mix on a monthly basis. Stock units in participants’ deferred stock accounts earn dividend equivalents equal to regular dividends paid on our common stock. These dividend equivalents are credited to the accounts or paid out to the participants. Dividend equivalents credited to each account are used to “purchase” additional stock units for the account at a price equal to the closing sales price of our common stock on the New York Stock Exchange on the dividend payment date.

We credit deferred accounts with additional amounts or stock units, as applicable, equal to the value of the matching contributions that we would have otherwise made to the participants’ 401(k) Plan and Supplemental Savings Plan accounts if the participants had not deferred compensation.

At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants must start receiving distributions from deferred accounts no later than age 70. Furthermore, in the case of deferred cash incentives, participants may not receive distributions for at least one year following the date on which the cash incentive otherwise would have been paid out. In the case of deferred equity awards, participants may not receive shares of common stock in place of stock units for at least one year following the vesting date of the award. Participants may elect to receive distributions in a single payment or installments.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY(1)	in Last FY	in Last FY	Distributions(2)	Last FYE
Name	($)	($)	($)	($)	($)

S.W. Sanger	3,284,175	60,888	1,263,732	715,269	30,422,457
K.J. Powell	29,000	1,740	12,246	7,222	312,470
J.A. Lawrence	—	—	10,126	120,290	112,106
D.L. Mulligan	—	3,632	(59,013)	—	1,146,790
R.G. Darcy	—	—	210,123	82,361	6,008,551
J.J. Rotsch	1,163,682	43,887	256,562	3,417	6,480,522
I.R. Friendly	669,128	17,302	57,343	120,726	1,616,977

(1)	$240,200 of Mr. Sanger’s and $29,000 of Mr. Powell’s contributions have been disclosed as base salary for fiscal 2008 in the Summary Compensation Table.

(2)	Includes dividends distributed on deferred stock units, in addition to any other withdrawals and distributions.

POTENTIAL PAYMENTS UPON TERMINATION

Payments and benefits received by named executive officers upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of the last business day of fiscal 2008. The actual amounts to be paid out can only be determined at the time of the named executive officers’ departure from the company.

Pension Plan and Supplemental Retirement Plan

Named executive officers who are terminated for any reason receive their vested benefits under the Pension Plan and Supplemental Retirement Plan as outlined in the Pension Benefits section.

Deferred Compensation Plan

Named executive officers who are terminated for any reason receive contributions and accumulated earnings as outlined in the Nonqualified Deferred Compensation section. Amounts are paid in accordance with the distribution date and form of distribution elected by the named executive officer at time of deferral.

Executive Survivor Income Plan

In the event that a named executive officer dies, his or her surviving spouse, or dependents if there is no surviving spouse, receive a monthly benefit equal to a percentage of the named executive officer’s final average earnings under the Pension Plan (1/12 of 25 percent for spouses or 1/12 of 12.5 percent divided equally among dependents). Benefits continue until the spouse’s death or until the dependents no longer satisfy certain eligibility requirements. This benefit is reduced by benefits payable under the company’s retirement plans. The benefit valuation at the end of this section assumes payments to a surviving spouse. No new participants have been accepted into the Executive Survivor Income Plan since September 1, 2000.

Stock Compensation Plans

Under the Executive Incentive Plan and the 1998, 2003, 2005 and 2007 Stock Compensation Plans, unvested equity awards are treated as follows:

Restricted Stock
Awards and
Restricted Stock
Nature of Termination	Units	Stock Options and Stock Appreciation Rights

Voluntary	Forfeit	Forfeit
Involuntary for Cause	Forfeit	Forfeit
Involuntary without Cause where Age + Years of Service < 70 Years	Fully vest	Fully vest for shorter of remainder of option term or one year, then forfeited
Involuntary without Cause where Age + Years of Service ≥ 70 Years	Fully vest	Normal vesting continues
Retirement — Normal and Early	Fully vest	Normal vesting continues
Death	Fully vest	Pre-June 2002 — pro-rata vest Post-June 2002 — fully vest
Change of Control	Pre-June 2007 — Fully vest	Pre-June 2007 — Fully vest for one year, then revert to normal vesting; then if terminated within two years of change of control, fully vest for six months, then forfeited
	Post-June 2007 — Double- trigger vesting	Post-June 2007 — Fully vest for one year, subject to double-trigger vesting

For double-trigger vesting: (1) the change of control must be consummated and (2) the participant must be involuntarily terminated other than for cause, death or disability, or must voluntarily terminate with good reason within two years of the change of control.

Health Benefits

The named executive officers are covered under an executive insurance plan which provides them, as well as their spouses and dependents, with medical and dental coverage. Once retirement-eligible named executive officers are terminated, they and their spouses and dependents receive a continuation of this benefit for the remainder of their lives or until they fail to qualify as dependents, if sooner. Named executive officers whose age plus years of service equal at least 70 receive a continuation of this benefit, provided that they pay for coverage until age 65. Access to these medical benefits continues for the spouses and dependents after the named executive officer’s death. If a named executive officer is terminated in connection with a change of control, he or she receives a continuation of the medical benefit for two years under the Severance Plan described below. The benefit valuation at the end of this section includes the incremental actuarial present value of executive insurance plan coverage where it continues indefinitely, and the cost of the coverage where it continues for a specified period.

If the named executive officers are placed on disability leave, they and their spouses and dependents receive a continuance of their executive insurance plan coverage for the duration of the leave.

Executive Severance Pay and Benefits Program

In June 2007, the company established the General Mills Separation Pay and Benefits Program for Officers (the “Severance Plan”), which formalized the severance payments and benefits for all corporate executives including the named executive officers and materially reduced the benefits provided under the prior Management Continuity Agreements.

For the named executive officers, the Severance Plan provides a two-year continuation of base salary, average bonus, health benefits and outplacement assistance following an involuntary termination other than for cause, death or disability. The Severance Plan also provides for a pro-rated bonus in the year of termination based on actual results for the year. Base salary and bonus continuation payments are made monthly over two years. Medical and dental benefits are maintained by the company for two years, or if the executive cannot be included in the company’s plans, the company pays the executive an amount sufficient to permit them to obtain privately the same level of benefit.

In the event of a change of control and either (i) an involuntary termination other than for cause, death or disability or (ii) voluntary termination for good reason within two years after a change of control, select senior executives, including each named executive officer, will receive a lump sum payment equal to two years of base salary and bonus payable within 30 days of termination, rather than a continuation of these payments, in addition to the other benefits described above. Bonus for this purpose is the higher of the three-year average bonus and the most recent fiscal year-end bonus.

In the event of a change of control, the Severance Plan also provides for a lump sum cash payment in an amount necessary to ensure that any compensation received upon a change of control is not reduced by the imposition of excise taxes payable under Internal Revenue Code Section 4999. However, if the total amount of change of control payments is less than 110 percent of the threshold amount established by the Internal Revenue Service, the change of control payment will be reduced so that it does not trigger the payment of any excise tax.

As a condition of receiving benefits under the Severance Plan, the named executive officers are required to sign a one-year non-competition agreement and agree to maintain the confidentiality of company information indefinitely.

For the purposes of the Severance Plan, “change of control” includes:

•	Certain acquisitions of 20 percent or more of the voting power of securities entitled to vote in the election of directors;

•	Changes in a majority of the incumbent directors (including directors approved by a majority of the incumbents);

•	Certain reorganizations, mergers, asset sales or other transactions that result in existing stockholders owning less than 60 percent of the company’s outstanding voting securities; or

•	A complete liquidation of the company.

For the purposes of the Severance Plan, “good reason” includes:

•	Material diminishment of the executive’s position, authority, duties or responsibilities;

•	Decrease in base salary, annual bonus and/or long-term incentive opportunity;

•	Certain required relocations; or

•	Failure to bind successors to the Severance Plan.

Summary

The payments and benefits for the named executive officers under each termination scenario are outlined below. “Earned Benefits” include payments and benefits that the named executive officers would have already earned during their employment with us and that they would be entitled to under any circumstances, including involuntary termination for cause and voluntary resignation. “Earned Benefits” exclude any “Additional Benefits” which would be triggered by their termination under specific circumstances.

TERMINATION AND CHANGE OF CONTROL PAYMENTS AND BENEFITS

		Involuntary		Change of
		Not For Cause		Control under
Benefit or Payment	Retirement	Termination	Death	Severance Plan

Earned Benefits:
Prorated Bonus	•	•	•	•
Unused Vacation Pay	•	•	•	•
Deferred Compensation Plan Contributions and Earnings	•	•	•	•
Vested Benefits in the Pension Plan and Supplemental Retirement Plan	•	•	•	•

Additional Benefits:
Vesting of Unvested Restricted Stock Awards and Restricted Stock Units(1)	Immediate	Immediate	Immediate	Double Trigger(7)
Vesting of Unvested Stock Options(2)	Continued	Rule of 70(4)	Immediate	Double Trigger(7)
Medical Benefits	Continued	Continued	None	2 Years’ Continuance
Spouse/Dependent Medical Benefits	Continued	Continued	Continued	2 Years’ Continuance
Pay Continuance	None	2 Years’ Salary & Bonus	None	2 Years’ Salary & Bonus
Pension	None	•(5)	None	None
Outplacement Assistance	None	•	None	•
Financial Counseling	1 Year	•(6)	1 Year	None
Company Car Purchase Option	•	•	None	None
Executive Survivor Income Plan(3)	None	None	•	None
Office Space and Administrative Assistant	CEO Only	None	None	None
Excise Tax & Gross-Up	None	None	None	Conditional

(1)	For vesting of unvested restricted stock awards and restricted stock units, the values included in the table below are based on the number of restricted shares and restricted stock units that would have vested on the last business day of fiscal 2008, multiplied by the closing sales price of the company’s common stock on the New York Stock Exchange as of that date ($61.09).

(2)	For vesting of unvested stock options, the values included in the table below are based on the number of options that would have vested on the last business day of fiscal 2008, multiplied by the difference between the exercise price and the closing sales price of the company’s common stock on the New York Stock Exchange as of that date ($61.09).

(3)	No new participants have been accepted into the Executive Survivor Income Plan since September 1, 2000. Mr. Mulligan is not a participant.

(4)	Under the Rule of 70, if the sum of a named executive officer’s age and years of service is equal to or exceeds 70, stock options continue to vest normally and remain exercisable for the full remaining term. If a named executive officer does not meet the Rule of 70, all stock options fully vest and remain exercisable for one year. Mr. Mulligan did not qualify under the Rule of 70 as of the last business day of fiscal 2008.

(5)	Under the Rule of 75, if the sum of a named executive officer’s age and years of service is equal to or exceeds 75 and he is involuntarily terminated before age 55, he receives a supplemental retirement benefit equal to the difference between his vested deferred pension benefit and a benefit determined under the early retirement provisions of the Pension Plan assuming he was 55. Mr. Powell was eligible for this benefit for another year as of the last business day of fiscal 2008.

(6)	Financial counseling is only available if the named executive officer is also retirement eligible, or if the named executive officer’s age plus years of service is equal to or exceeds 70. Mr. Mulligan did not qualify as of the last business day of fiscal 2008.

(7)	Under the 2003 and 2005 Stock Compensation Plans, equity awards fully vest upon a change of control. Under the 2007 Stock Compensation Plan, two conditions are necessary for vesting to accelerate on equity awards: (1) a change of control and (2) involuntary termination or voluntary termination with good reason within two years of the change of control. However, if the company’s securities on which these awards are based cease to exist and the acquiring company does not replace the awards with new awards with substantially the same value and terms, the equity awards become immediately vested as of the change of control.

The following table outlines the total value of payments and benefits that the named executive officers would receive in addition to Earned Benefits under various termination scenarios:

		Involuntary
		Not For Cause		Change of
	Retirement	Termination	Death	Control
Name	($)	($)	($)	($)

K.J. Powell	817,200	7,201,159	7,144,190	11,460,351
D.L. Mulligan	—	3,711,917	2,294,988	5,597,929
R.G. Darcy	3,911,172	5,380,791	5,771,434	7,688,987
J.J. Rotsch	3,803,767	5,284,813	5,544,098	7,625,658
I.R. Friendly	—	4,991,585	6,574,174	7,582,937

Payments and Benefits Triggered in Fiscal 2008

During the fiscal year, Mr. Sanger and Mr. Lawrence retired as Chairman and Chief Executive Officer and Vice Chairman and Chief Financial Officer, respectively. In addition to their Earned Benefits, they received the following payments and benefits, which are valued on the basis described above.

Mr. Lawrence retired at the end of October 2007. At that time, vesting accelerated on 59,463 restricted stock units worth $3,432,799. Mr. Lawrence was awarded a final financial counseling allowance worth $8,000 and purchased his company vehicle at a $8,214 discount from the wholesale value. Mr. Lawrence also became eligible for executive retiree medical benefits with an incremental actuarial present value of $833,521.

Mr. Sanger retired May 23, 2008. On that date, vesting accelerated on 163,782 restricted stock units worth $10,005,442. Mr. Sanger was awarded a final $15,000 financial counseling allowance and purchased his company vehicle at a $40,200 discount from the wholesale value. Mr. Sanger also became eligible for executive retiree medical benefits with an incremental actuarial present value of $519,384. Starting in fiscal 2009, Mr. Sanger has the use of office space and an executive assistant for ten years, with an actuarial value of $817,200.

The company vehicle discounts for both executives are included in All Other Compensation in the Summary Compensation Table. Both executives have one year to use their respective financial counseling allowances before the allowances expire.

OTHER BUSINESS

We do not know of any other matters to be presented at the 2008 Annual Meeting. If any other matter is properly presented for a vote at the 2008 Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q.	Who is entitled to vote?

A.	Record holders of General Mills common stock at the close of business on July 24, 2008 may vote at the Annual Meeting. On July 24, 2008, approximately 334,605,137 shares of common stock were outstanding and eligible to vote. The shares of common stock in our treasury on that date will not be voted.

Q.	How do I vote?

A.	If you are a stockholder of record or hold stock through the General Mills 401(k) Savings Plan, you may vote using any of the following methods:

•	Via the Internet, by going to the website www.proxyvote.com and following the instructions for Internet voting on the proxy card;

•	If you reside in the United States or Canada, by dialing 800-690-6903 and following the instructions for telephone voting on the proxy card;

•	By completing and mailing your proxy card; or

•	By casting your vote in person at the Annual Meeting.

Telephone and Internet voting facilities for stockholders of record will close at noon Eastern Daylight Time on Sunday, September 21, 2008.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, we will vote your shares as you direct. You have three choices on each director nominee and other matters to be voted upon. You may vote (or abstain) by choosing FOR, AGAINST or ABSTAIN.

If you are a stockholder of record and do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of the 13 director nominees set forth in this proxy statement and FOR the ratification of KPMG LLP as our independent registered public accounting firm.

If your shares are held in a brokerage account in your broker’s name (“street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed.

Ballots will be passed out during the Annual Meeting to anyone who wants to vote in person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the Annual Meeting.

Q.	What if I change my mind after I vote my shares?

A.	You can revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440;

•	Submitting a properly signed proxy with a later date;

•	Voting by telephone or the Internet at a time following your prior telephone or Internet vote; or

•	Voting in person at the Annual Meeting.

You also may be represented by another person at the Annual Meeting by executing a proper proxy designating that person.

Q.	How will my General Mills 401(k) Savings Plan shares be voted?

A.	If a stockholder has common stock in the General Mills 401(k) Savings Plan, the proxy also serves as voting instructions to the plan trustee. Subject to its duties as plan trustee, Mellon Trust of New England, N.A., will vote allocated shares of common stock for which it has not received direction, as well as shares not allocated to individual participant accounts, in the same proportion as directed shares are voted.

Q.	What does it mean if I receive more than one proxy card?

A.	It means you have multiple accounts at the transfer agent and/or with banks or stockbrokers. Please vote all of your shares. If you would like to consolidate multiple accounts at our transfer agent, please contact Wells Fargo Shareowner Services at 800-670-4763.

Q.	What will happen if I do not vote my shares?

A.	If you do not submit a properly executed proxy card, your shares will not be voted. If your shares are held in street name, your brokerage firm may vote your shares on those proposals where it has discretion to vote.

Q.	How many shares must be present to hold the Annual Meeting?

A.	At least one-half of General Mills’ outstanding common shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. We will count your shares as present at the Annual Meeting if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have properly submitted a proxy card or voted by telephone or the Internet on a timely basis.

Q.	How many votes are needed to approve each item?

A.	The election of each director and ratification of the appointment of our independent registered public accounting firm require the affirmative vote of a majority of votes cast (excluding abstentions) by stockholders entitled to vote and represented at the Annual Meeting in person or by proxy.

If an incumbent director is not re-elected, the director must promptly offer his or her resignation to the board. The corporate governance committee will recommend to the board whether to accept or reject the resignation, and the board will disclose its decision and the rationale behind it within 90 days from the certification of the election results.

Q.	How will voting on any other business be conducted?

A.	We do not know of any business to be considered at the 2008 Annual Meeting of Stockholders other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Kendall J. Powell and Roderick A. Palmore to vote on such matters in their discretion.

Q.	How are the votes counted?

A.	You are entitled to cast one vote for each share of common stock you own, and there is no cumulative voting. Although abstentions are counted as present at the Annual Meeting for purposes of determining whether there is a quorum under our By-laws, they are not treated as votes cast on a specific proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal on which your broker does not have discretionary authority to vote. In this situation, a broker non-vote occurs. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum but will not be considered entitled to vote on the proposal in question. Broker non-votes effectively reduce the number of votes needed to approve the proposal. New York Stock Exchange rules permit brokers discretionary authority to vote on Proposal

Number 1 and Proposal Number 2 at the Annual Meeting, if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote shares that are held for you in street name, your broker has authority to vote on your behalf with regard to Proposal Number 1 and Proposal Number 2.

We have a policy of confidential voting that applies to all stockholders, including our employee-stockholders; Broadridge Investor Communications Solutions will tabulate the votes received.

Q.	Where do I find the voting results of the meeting?

A.	We will publish the voting results in our Form 10-Q for the second quarter of fiscal 2009, which we will file with the SEC in January 2009. You can also go to our website at www.generalmills.com.

Q.	How do I submit a stockholder proposal?

A.	If you wish to submit a proposal for inclusion in our next proxy statement, we must receive the proposal on or before April 13, 2009. Please address your proposal to: Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

Under our By-laws, if you wish to nominate a director or bring other business before the stockholders at our 2009 Annual Meeting without including your proposal in our proxy statement:

•	You must notify the Corporate Secretary of General Mills in writing between May 25, 2009 and June 24, 2009; and

•	Your notice must contain the specific information required in our By-laws.

Please note that these two requirements relate only to matters you wish to bring before the stockholders at an annual meeting. They do not apply to proposals that you wish to have included in our proxy statement.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of General Mills at the address shown above.

SOLICITATION OF PROXIES

We pay for preparing, printing and mailing this proxy statement. We have engaged Georgeson Shareholder Communications Inc. to help us solicit proxies from stockholders for a fee of $15,000, plus reimbursement of out-of-pocket expenses. In addition to Georgeson, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by e-mail, telephone, fax or special letter. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

DELIVERY AND VIEWING OF PROXY MATERIALS

Electronic Delivery of Proxy Materials.  We are able to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions on your proxy card to vote via the Internet or go directly to www.icsdelivery.com/gis to register your consent. Your election to view proxy materials online is perpetual unless you revoke it later. Future proxy cards will contain the Internet website address and instructions to view the materials. You will continue to have the option to vote your shares by mail, telephone or the Internet. Certain employee stockholders who have valid work e-mail addresses will not receive a proxy card in the mail but may vote by telephone or via the Internet.

Delivery of Proxy Materials to Households.  SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family. This rule benefits both you and us. We believe it eliminates duplicate mailings that stockholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements.

If your household would like to receive single rather than duplicate mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061. Each stockholder will continue to receive a separate proxy card or voting instruction card. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer stockholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

Your household may have received a single set of proxy materials this year. If you would like to receive another copy of this year’s proxy materials, please write to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440, or call us at 800-245-5703. If you prefer to receive your own copy of proxy and other materials in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061.

ANNUAL REPORT

Our 2008 Annual Report to Stockholders, which includes our consolidated financial statements for the fiscal year ended May 25, 2008, was mailed to stockholders entitled to vote at the Annual Meeting. If you have not received the Annual Report, please call 800-245-5703, and a copy will be sent to you without charge. You may also request a free copy of our annual report on form 10-K for the fiscal year ended May 25, 2008 by writing to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

YOUR VOTE IS IMPORTANT!

Please vote by telephone or the Internet or sign and promptly return your proxy card in the enclosed envelope.

GENERAL MILLS,
P.O. BOX 1113
MINNEAPOLIS, MN 55440
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until noon Eastern Daylight Time on Sunday, September 21, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by General Mills, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. You may also register your consent by going to www.icsdelivery.com/gis.
VOTE BY PHONE - 1-800-690-6903 (from the U.S. and Canada)
Use any touch-tone telephone to transmit your voting instructions until noon Eastern Daylight Time on Sunday, September 21, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to General Mills, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
IF YOU VOTE BY PHONE OR INTERNET,
PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GMILL1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL MILLS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
Vote on Directors				For	Against	Abstain
1.	Election of Directors:			☐	☐	☐			For	Against	Abstain

	1a)	Bradbury H. Anderson		☐	☐	☐		1i) Kendall J. Powell	☐	☐	☐

	1b)	Paul Danos		☐	☐	☐		1j) Lois E. Quam	☐	☐	☐

	1c)	William T. Esrey		☐	☐	☐		1k) Michael D. Rose	☐	☐	☐

	1d)	Raymond V. Gilmartin		☐	☐	☐		1l) Robert L. Ryan	☐	☐	☐

	1e)	Judith Richards Hope		☐	☐	☐		1m) Dorothy A. Terrell	☐	☐	☐

	1f)	Heidi G. Miller		☐	☐	☐

	1g)	Hilda Ochoa-Brillembourg		☐	☐	☐	Vote on Proposal

	1h)	Steve Odland		☐	☐	☐	2.	Ratify the appointment of KPMG LLP as General Mills’ independent registered public accounting firm.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting.				☐	☐				☐	☐	☐

				Yes	No

Signature [PLEASE SIGN WITHIN BOX]			Date					Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS
Monday, September 22, 2008
11:00 a.m. (Central Daylight Time)
Children’s Theatre Company
2400 Third Avenue South
Minneapolis, Minnesota
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.generalmills.com in the “Investors” section.

GENERAL MILLS
GENERAL MILLS, INC.	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	2008
I appoint Kendall J. Powell and Roderick A. Palmore, together and separately, as proxies to vote all shares of common stock that I have power to vote at the annual meeting of stockholders to be held on September 22, 2008 in Minneapolis, Minnesota, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place. In the event of unforeseen circumstances such as the death or disability of a director nominee, the Board may substitute another person for that nominee. The proxies will vote these shares for that other person unless you instruct us otherwise.
This proxy will be voted as directed. If no direction is made, it will be voted “FOR” Proposals 1 and 2.
PLEASE SIGN on the reverse side exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(continued, and to be signed and dated on reverse side)